Exhibit 14.1

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Forward-looking statements
This Annual Report and Accounts contains statements concerning the Group’s business, financial condition, results of operations and certain of the Group’s plans, objectives, assumptions, projections, expectations or beliefs with respect to these items. These statements are intended as forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include, without limitation, those concerning:

•	the Group’s strategy and its ability to achieve it;

•	the benefits of the restructuring programmes in the Group’s businesses;

•	the Group’s net debt;

•	the Group’s credit rating;

•	expectations regarding sales, operating profit and growth;

•	plans for the launch of new products and services;

•	the impact of regulatory initiatives on operations and costs;

•	the Group’s possible or assumed future results of operations;

•	capital expenditure and investment plans;

•	adequacy of capital;

•	financing plans; and

•	statements preceded by, followed by, or that include the words “believe”, “expect”, “intend”, “will”, “plan”, “anticipate”, “goal”,“aim”, “seek” or similar expressions.

The Company cautions that any forward-looking statements in this Annual Report and Accounts may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only at their respective dates. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Annual Report and Accounts, including, without limitation, changes in the Group’s business or acquisition strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, among other things:

•	the impact of competitive products and pricing;

•	changes in the price of raw materials;

•	the occurrence of major operational problems;

•	the loss of major customers;

•	limitations imposed by the Group’s indebtedness and leverage;

•	a credit rating downgrade by the rating agencies;

•	contingent liabilities, including those arising in connection with recently disposed businesses;

•	risks associated with the Group’s international operations;

•	risks of litigation; and

•	other factors described in the Company’s filings with the Securities and Exchange Commission.

You should read “Risk Factors’’ on pages 116 to 118 for more information regarding factors that could cause actual results and developments to differ from those expressed or implied by the forward-looking statements in this document.

2	ICI ANNUAL REPORT AND ACCOUNTS 2003

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description of business

General
ICI is one of the world’s major specialty products and paints businesses with products and ingredients developed for a wide range of consumer and industrial markets.

The specialty products and paints businesses, referred to as the International Businesses, comprise National Starch, Quest, Performance Specialties and Paints. These businesses serve diverse consumer and industrial markets through some 80 strategic business units, comprising around 180 operating units with an array of market leadership positions across the world. In addition, a number of Regional and Industrial businesses remain in ICI’s portfolio.

Group strategy
ICI’s over-riding vision is to develop genuine leadership in formulation science. ICI has, and will continue to build, a portfolio of businesses that are leaders within their respective industries, bringing together outstanding knowledge of customer needs with leading edge technology platforms to provide a distinctive competitive advantage for ICI’s customers.

Following a recent strategic review, ICI believes that there are significant opportunities for creating and capturing additional value. ICI plans to achieve this by ensuring that the right level and type of resource is allocated to each business unit according to its potential for profitable growth, while making substantial improvements in cost and capital effectiveness, and aligning its organisational model to facilitate effective execution of its strategy.

Return on capital employed
In addition, reflecting the importance of improving capital effectiveness in enhancing economic profit, ICI also intends to improve after tax return on capital employed (ROCE) by an average of 1% per annum, to close to 10% in 2007. From 1998 to 2002, ROCE was in the range of 7% to 8%.

Earnings per share
If delivered, the combination of these targets should result in, on average, double-digit growth in earnings per share, before exceptional items and goodwill amortisation, each year from 2004 until 2007.

Recent history
In July 1997, ICI took a major step to reposition its business towards the higher added value sector of the industry with the acquisition of the companies and businesses comprising the Speciality Chemicals businesses of Unilever PLC and Unilever N.V. for a cash consideration of $8bn (£4.8bn). This acquisition was consistent with its strategy to shift its business profile towards products that meet specific customer needs and to areas where leading positions in profitable growth markets can be won through the application of its technology and skills.

Consistent with the Group’s strategy, ICI has divested nearly all of its industrial chemicals portfolio, including its Polyester, Fertilisers, Tioxide, Petrochemicals, Chlor-Chemicals and Klea businesses. Since July 1997, ICI has divested more than 50 businesses with proceeds from the sale of assets and businesses in excess of £7.3bn. In addition, it has continued to reposition its business towards higher added-value sectors of the industry through a number of acquisitions within the international specialty and paints businesses.

In 2002 ICI sold its catalyst business, Synetix and in 2003 completed the sale of its interests in Huntsman International Holdings LLC. Also in 2003 ICI participated in a refinancing agreement for Ineos Chlor, a company to which it had previously sold its Chlor-Chemicals business. As a consequence of the refinancing, which was completed on 31 December 2003, a claim by Ineos Chlor on ICI was withdrawn and a number of major long-term supply contracts were novated from members of the ICI Group to Ineos Chlor.

ICI believes that it has now essentially completed the transformation of the Group. However, the Group will continue to look for opportunities to grow its business both organically and through small, strategic bolt-on acquisitions, thereby strengthening its portfolio.

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description of business

Geographic focus
ICI’s headquarters is in the UK, where it also has several significant manufacturing sites. Outside the UK, operations are conducted by locally managed subsidiary companies staffed almost entirely by nationals of the country concerned. Eighty-six per cent of the employees of ICI’s businesses are located outside the UK.

The following table shows the turnover and profit before taxation, exceptional items and goodwill amortisation for the Group’s businesses located in each geographic area for the three years ended 31 December 2003.

	Turnover			Profit before exceptional items, taxation and goodwill amortisation

	2003	2002	2001	2003	2002	2001
	£m	£m	£m	£m	£m	£m

Continuing operations

United Kingdom

Sales in the UK	684	852	1,054

Sales overseas	456	516	503

	1,140	1,368	1,557	60	87	71

Continental Europe	1,541	1,559	1,533	87	96	142

USA	2,005	2,202	2,276	76	131	168

Other Americas	664	656	748	44	45	36

Asia Pacific	1,381	1,277	1,263	155	168	150

Other countries	64	54	53	8	6	6

	6,795	7,116	7,430	430	533	573

Inter-area eliminations	(946)	(991)	(1,005)

Total	5,849	6,125	6,425	430	533	573

Associates

Share of operating profits less losses				2	18	57

Interest receivable (payable)				1	(28)	(67)

Group net interest payable				(92)	(123)	(162)

Total	5,849	6,125	6,425	341	400	401

Business segments
The following table shows turnover and profit before taxation, exceptional items and goodwill amortisation for the Group’s classes of business for the three years ended 31 December 2003 (see Operating and financial review for more information).

	Turnover			Profit before exceptional items, taxation and goodwill amortisation

	2003	2002	2001	2003	2002	2001
	£m	£m	£m	£m	£m	£m

Continuing operations

National Starch	1,866	1,841	1,853	199	224	218

Quest	691	716	727	45	82	107

Performance Specialties	669	804	832	8	49	68

Paints	2,163	2,182	2,233	203	188	176

Regional and Industrial	481	615	821	(25)	(10)	4

Inter-class eliminations	(21)	(33)	(41)

Total	5,849	6,125	6,425	430	533	573

Associates

Share of operating profits less losses				2	18	57

Interest receivable (payable)				1	(28)	(67)

Group net interest payable				(92)	(123)	(162)

Total	5,849	6,125	6,425	341	400	401

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Continuing operations
ICI’s businesses comprise National Starch, Quest, Performance Specialties and ICI Paints, which are referred to as the International businesses, and a number of smaller Regional and Industrial businesses.

National Starch
National Starch, which accounted for 32% of the Group’s sales in 2003, is a global leader in industrial adhesives and specialty food starches. In addition, the business has strong positions in electronic materials, specialty polymers and specialty starches, and has niche businesses in personal care and healthcare ingredients. It provides specialty ingredients for attractive, relatively non-cyclical markets. The Group believes that National Starch’s position in these markets has been achieved through its unique polymer technology and application understanding, both natural and synthetic, and a high degree of technical support for its customers. Within the overall Group strategy, National Starch’s strategy is to:

•	continue to build on these strengths in areas where it sees good growth opportunities, such as electronic materials, personal care, and Asia Pacific,

•	innovate and introduce new products to all of its customers, and

•	focus in its more mature businesses on improved cost efficiency.

National Starch produces thousands of technically advanced products and operates an international network of 152 manufacturing and customer service centres, located in 37 countries on six continents.

National Starch’s world and American headquarters is in Bridgewater, New Jersey, USA. Its European headquarters is in High Wycombe, UK and its Asia Pacific operations headquarters is in Singapore.

Major manufacturing facilities are located in the USA, Canada, the UK, Germany, Netherlands, Japan, Thailand, Korea, China and Brazil, with other manufacturing facilities located in 21 other countries around the world.

At the end of 2002, National Starch acquired the ‘Hi Maize’ resistant starch business of Penford Corporation to increase its focus on applications in human nutrition. In 2003, National’s Specialty Starch division commissioned new starch drum-drying facilities in Thailand to expand its ability to service its growing Asian customer base.

The adhesives business entered into a joint venture called Purbond AG with Collano AG of Switzerland. The new business will produce engineered wood adhesives for structural applications ranging from home construction to large commercial structures.

Also during 2003 National Starch sold its Permabond cyanoacrylate and anaerobic adhesive product lines and its ‘Plasticoat’ cheese-coating business.

National Starch comprises four distinct business groupings:

•	Adhesives (41% of National Starch sales in 2003),

•	Specialty Starches (26% of National Starch sales in 2003),

•	Specialty Synthetic Polymers (20% of National Starch sales in 2003), and

•	Electronic and Engineering Materials (EEM) (13% of National Starch sales in 2003).

Adhesives
National Starch is one of the largest producers of industrial adhesives in the world. It manufactures a broad range of adhesive types, including adhesives based on both natural and synthetic polymers, water-borne, hot melts, 100% solids, reactive adhesives and pressure sensitive adhesives.

The division’s products are used in packaging for sealing cases and cartons and fixing labels to bottles and cans. There are a number of paper converting applications such as laminating, bag making, tissue, paper tube winding and box manufacturing. Converting adhesives are also used in bookbinding, envelopes, magazines, and remoistenable stamps. Adhesives are also critical components in the construction of disposable nappies/diapers, personal sanitary products and disposable hospital supplies.

National Starch’s high performance curing adhesives are used to laminate plastic films, metal foils and paper for numerous flexible packaging applications. Pressure sensitive adhesives are used to manufacture self-adhesive tapes, labels, decals, and transdermal drug delivery patches.

National Starch’s adhesives and primers are used in the assembly of sports shoes. The Bondmaster business unit supplies adhesives for assembly operations in the woodworking, construction, recreational vehicle and transportation industries.

For the corrugating industry, specialty carrier starches provide bond strength for adhering board to corrugating medium and contribute to increased production and reduced waste. They improve the overall quality and water resistance of meat, fruit, vegetable and shipping cases. Specialty synthetic polymer products add increased water resistance for demanding applications.

In 2003, the adhesives division introduced a number of new products including: two transdermal grade acrylic-solution pressure-sensitive adhesives (‘Duro-Tak’ 87-201A and 87-900A), which give formulators new transdermal drug-delivery options and exceptional wear properties; ‘Cool-Lok’ 34-207B low-temperature hot melt adhesive, which enables high-speed sealing of cases and cartons that are stored in freezers; and ‘Bondmaster’ H130 A sealant for bonding the moulded glass on automobile headlights to untreated polypropylene or polyamide.

Specialty Starches
National Starch’s food starches are an important part of many everyday foods. They enhance texture and appearance and provide effects which enable end-consumer products to withstand the rigours of ultra-high temperature (UHT) processing, microwave cooking, freeze/thaw cycles and extended storage.

In the specialty food ingredients area, the Starch division produces products which are used for fruit preparations, meals and canned foods, binders for meat and fish products and pet foods and a range of coating agents to control texture, crispiness and appearance in battered foods. Products for the dairy market are used to improve the quality and stability of a range of dairy foods. Ingredients for cereals and snacks influence the expansion, texture and eating quality of a variety of baked, fried and extruded foods. National Starch’s stabilisers and thickeners are used to control the viscosity, stability, mouth-feel and texture of a wide variety of sauces and salad dressings. In the bakery market, the division’s ingredients are used to control the moisture retention, texture and structure of baked doughs and their fillings. Encapsulation products encapsulate flavours and fragrances, stabilise flavour emulsions and are used in starches that improve mouth-feel properties in beverage systems.

Products in the pharmaceutical and nutrition areas include specialty starches for use as carriers, binders and disintegrants in tablets and capsules, thickeners for liquid dosage medicines, pharmaceutical grade dusting powders for surgical gloves and specialty ingredients for the nutrition industry.

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description of business

In the pulp and paper industry, the division’s specialty starches provide strength and contribute to enhanced productivity in the manufacture of unbleached kraft, fine papers, bleached board, newsprint and recycled fibre stocks. Additives and liquid polymers improve the biodegradability and strength of tissue and towel products. Specialty surface size starches increase runnability in the size press and printability on the end user’s printing press, while replacing more costly functional additives.

New products introduced in 2003 included: ‘Dry-Tack’ 250 binder, which enables food manufacturers to adhere seeds, seasonings, small cubes of meat, cheese, vegetables and other food particulates to snacks, crackers, chips, rolls and cookies without the use of fat-increasing liquids or oil coatings; ‘Impression’, a new specialty starch that gives yogurt producers a replacement for gelatin that is more economical and achieves similar textural properties and clean flavour profiles in stirred and cup-set yogurts.

Specialty Synthetic Polymers
National Starch has multiple capabilities in specialty polymers, resins and redispersible powders for markets as diverse as personal care, construction, water treatment, detergents, paper coatings and apparel.

The Vinamul Polymer business’s binders, saturants and laminants add desirable characteristics to non-wovens (fibrefill, interlinings, disposable garments), textiles and papers.

Specialty polymers improve the holding power in hair sprays and gels and the manageability and softness of mousses, conditioners, shampoos and other styling aids. They are also used to thicken and emulsify cosmetic and beauty products and increase the functionality of sunscreens, hand and body creams and lotions.

The Alco business’s products include dispersants, anti-scalants and detergent builders, as well as rheology modifiers (thickeners) for the carpet, adhesive and detergent industries. Dithiocarbamate chemistry is used in microbiocides and metal precipitants for process water treatment.

Elotex redispersible powder polymers improve the adhesion, flexural strength, insulation properties and shrink-resistance of cements, grouts, adhesives and other construction products.

New products introduced in 2003 included: ‘Alcoguard’ 4000 polymer, a new polymer that combines scale inhibition with anti-filming to meet the increasingly rigorous demands of today’s automatic dish washers and cleaning formulations and ‘Amaze’ XT fixative for hair styling products. The new ‘Amaze’ XT technology combines unprecedented styling performance with consumer pleasing attributes in an all-natural product.

Electronic and Engineering Materials (EEM)
The EEM division manufactures, markets and sells adhesives, encapsulants, specialty coatings and process lubricants used in the manufacture of electronic, automotive, medical, aerospace and other equipment and components. The division serves customers worldwide with formulations and application assistance to meet demanding performance and processing requirements.

The EEM division is comprised of four business units, each focused on specific product lines and end-use markets.

•	Ablestik supplies adhesives and encapsulants used for semiconductor packaging and microelectronic assembly. Products include adhesive pastes, films, tape adhesives, and underfill encapsulants.
•	Acheson supplies thick film materials and specialty coatings used in cathode ray tubes, keyboards and switches, printed circuits, and other electronic components. Specialty coatings are also used for noise reduction and wear resistance in automotive components.

Acheson also supplies process lubricants and application systems used in metalworking and casting.

•	Emerson & Cuming supplies adhesives, encapsulants, and coatings used in circuit assembly and in fabrication of electronic, electrical, and electromechanical components.

•	Tra-Con provides adhesives and coatings in single-use and other specialty packages serving a broad range of industrial customers through telemarketing programmes.

Quest
Quest, which accounted for 12% of the Group’s sales in 2003, is a leader in the creation, application and production of fragrances, flavours and food ingredients for a wide variety of consumer brands. Quest operates in fast moving markets that the Group believes present attractive growth opportunities. It comprises two major strategic businesses:

•	Food (60% of Quest sales in 2003), and

•	Fragrance (40% of Quest sales in 2003).

ICI believes that Quest’s competitive position is based on four distinctive strengths. These are:

•	the quality of its customer relationships,

•	the creative skills of its perfumers and flavourists,

•	the technological advances resulting from its research and
development, and

•	the customer service and support provided by the marketing and application groups as well as its global network of servicing units.

These strengths enable Quest to assist its customers in making their products and brands successful. Within the overall Group strategy, Quest’s strategy is to continue to build on these strengths, while:

•	focusing on growth with key customers,

•	investing in consumer understanding,

•	creating and making best use of an effective and efficient innovation process, and

•	working to ensure operational excellence in both service levels and costs by focusing on appropriate parts of the value chain and continuous process improvement.

Quest’s innovative flavours and fragrance products consist of compounds of blended ingredients under formulae created by expert flavourists, perfumers and scientists. Certain of these compounds contain molecules which have been created by Quest’s chemists and which add distinctive characteristics to its products. Quest also has a strong presence in nature-identical flavours for sweet and culinary applications.

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Food ingredients include emulsifiers, hydrocolloids, proteins and bio-ingredients (enzymes, cultures and yeast), developed to meet the changing commercial requirements in taste and texture of its customers’ brands.

Fragrance ingredients are the scented building blocks of the fragrance formulae. They also contribute additional technical characteristics, such as deodorisation or insect repellence, to the finished compound.

In the food market, growth has been driven by the desire of consumers for new and more sophisticated flavours as well as for foods that are compatible with a healthy lifestyle. These factors have stimulated the demand for products such as convenience foods, ethnic foods, low-cholesterol and low-fat food products, as well as soft drinks that must also meet expectations in taste, texture and appearance.

During 2003, Quest ‘Citrusense’, a new citrus flavour range based on special ingredients was launched across the globe. ‘Q-Pearl’, a new technology to protect and release flavours, was also launched in the confectionery and tea markets and has gained significant customer interest with its particular ability to control flavour release. New Culinary formulations were introduced building on the success of newly discovered flavour ingredients in a number of foods and have partly contributed to Quest being listed as core supplier to several major customers. Following a fire in 2002 in the Research and Development building at Naarden, the Netherlands, a new $25m R&D facility for flavour ingredients, beverages and naturally fermented products was commissioned to a very tight schedule in 2003.

In addition to having collaborated with Estee Lauder on Beyond Paradise, the industry’s most successful fine fragrance launch for many years, Quest perfumes can also be found in Still Jennifer Lopez, the successful follow-up to Glow, and the niche hit Narcisco Rodriguez.

Science, innovation and creativity are the key pillars of Quest’s research effort. Innovation is at the heart of Quest’s business. It designs and develops new fragrance and flavour ingredients and compounds that create a distinctive sensory impact. This demands a complex artistic and technical process, combining the knowledge and skill of Quest’s perfumers and flavourists with the expertise of its application and research chemists. Quest has research centres at Ashford in the UK and Naarden in the Netherlands, together with specific product process development teams at six other sites around the world. Quest also benefits from its membership of the wider ICI Group and the science base that is available to support innovation.

The Food division’s headquarters is in Naarden, the Netherlands, where Quest’s corporate headquarters is also located. The Fragrance division’s headquarters is in Ashford, in the UK. Major manufacturing facilities are located in the Netherlands, the UK, USA, Mexico, France, Australia, Ireland and Indonesia, with smaller manufacturing facilities in 10 other countries. Quest has its own sales distribution network in 36 countries and is represented elsewhere by sales agents.

Performance Specialties
Following the divestment of Synetix (the Group’s catalyst business) in 2002, Performance Specialties now comprises Uniqema – a surfactants and oleochemicals business which in 2003 accounted for 11% of the Group’s sales.

Uniqema
Uniqema was formed at the beginning of 1999 and supplies a broad range of base and specialty chemicals into a wide range of end markets and applications. Its market scope includes polymers, lubricants, personal care, health care, process intermediates, crop protection, oilfield, textiles, polymer additives and cleaning.

ICI believes that Uniqema’s strength is its strong market position in the synthetic lubricants, personal care and the European and US oleochemicals sector. Within the overall Group strategy, Uniqema’s strategy is to selectively grow its key markets, while maintaining tight operational controls throughout the product line.

ICI believes that Uniqema has a strong position in synthetic lubrication. It manufactures and markets a wide range of synthetic basestocks and ingredients which are formulated into engine, compressor, gear hydraulic and process oils and fluids, where high performance or environmental characteristics are required. Products are frequently tailored to specific customer requirements. ICI believes that Uniqema is also a leader in synthetic refrigeration lubricants, to which it provides worldwide technical support.

As a prominent player in the personal care market, Uniqema provides ingredients for skin care, hair care, oral care and toiletries. These include new vegetable-based products for skin care formulations, mild ingredients for cleansing formulations and functional ingredients for skin repair products and UV protection products.

Uniqema also supplies process intermediates based on natural fats and oils such as coconut, palm kernel and rape seed, which are split to yield fatty acids and by-product glycerine. Further processing of fatty acids yields a range of higher added-value products, such as surfactants, soaps, lubricants and polymers.

The headquarters and one of the major operating centres of Uniqema is in Gouda in the Netherlands. The other major operating centres of Uniqema are in Wilton in the UK, Newcastle Delaware, USA and Kuala Lumpur in Malaysia. Uniqema has a total of 16 manufacturing sites in Europe, North America and Asia Pacific.

Paints
ICI Paints is a leading international paint business and accounted for 37% of the Group’s sales in 2003. It concentrates on decorative paint (91% of ICI Paints’ sales in 2003) and packaging coatings for food and beverage cans (8% of ICI Paints’ sales in 2003) with other businesses 1% of ICI Paints’ sales in 2003. In 2003, 42% of ICI Paints’ sales were in North America, 36% in Europe, 13% in Asia and 9% in Latin America and Rest of World. ICI believes that ICI Paints’ strengths include its well-established brands and the global nature of the business which allow ICI Paints to use its resources, expertise and experience to offer the best solution for each local market and the needs of the end users.

Within the overall Group strategy, the strategy of ICI Paints is to maintain and develop its branded leading market positions in the global paints and coatings industry. ICI Paints expects to further develop its strategy by:

•	building its business in high growth areas such as China, Thailand and Vietnam,

•	using innovation to differentiate from competitors and drive profitable growth,

•	continuing to capitalise on supply chain rationalisation,

•	utilising best practice throughout the business to reduce costs and increase effectiveness.

The decorative paints business has well-established brands in paint, woodcare, metalcare, adhesives and fillers and these include ‘Dulux’, ‘Glidden’, ‘Valentine’, ‘Coral’, ‘Alba’, ‘Xyladecor’, ‘Hammerite’, ‘Polycell’, ‘Polyfilla’ and ‘Alabastine’.

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description of business

During 2003 ICI Paints has continued to focus on strengthening its brands and developing innovative products and services which meet and anticipate customers’ needs around the world. In 2003, ICI Paints launched a number of new and innovative products and services to strengthen its brands across all key markets. Rapid growth in China has been supported by the introduction of the new ‘Guardian’ brand which was initially launched in Shanghai, Wuhan and other major cities. International product initiatives have included the launch of ‘Magic White’, a revolutionary concept to help consumers apply white paint. This product goes on pink and then dries pure white. Developments in packaging include ‘EasyCan’, an ergonomically shaped can that is easier to hold, easier to open, with an integral brush-rest and wipe. Dulux in the UK retail market has a new look with a strikingly different livery across the whole product range. There has also been a major enhancement of the Cuprinol livery in the UK, and development of new Dulux interior woodcare ranges. Polycell Basecoat, supported by a strong advertising campaign, has become an extremely successful decorating initiative across the European business. Hammerite radiator paints are now available in all Dulux colours.

ICI Paints is also a leader in the sale of internal and external coatings for food and beverage cans. It manufactures and distributes a broad product offering of packaging coatings and has significant market positions in both the established markets of Europe and North America and the emerging markets of Asia and Latin America.

Technology and innovation are also important factors in the growth of ICI Paints. Success is dependent on being first to the market with innovative, value-adding products and services that meet real market needs. ICI Paints benefits technologically from the colloid, polymer and particle related science base and research carried out by other parts of the Group.

ICI Paints’ global business headquarters is located in Slough, in the UK. Major manufacturing facilities are located in the USA, UK, Brazil, Argentina, Germany, the Netherlands, France, China, India and Malaysia. Additional manufacturing facilities are located in 16 other countries. ICI Paints maintains its own sales distribution network in 32 countries, and sells elsewhere through sales agents and distributors.

Regional and Industrial
The Regional and Industrial businesses comprise several businesses, which are essentially local in their scope. Excluding sales related to continuing supply contracts involving businesses that have been divested and which are transacted at nil margin, Regional and Industrial businesses accounted for 8% of the Group’s sales in 2003. The most significant of these businesses are located in Pakistan, India and Argentina. In Pakistan and India, ICI operates through non wholly-owned subsidiary companies whose share capital is quoted on the local stock exchanges.

ICI Pakistan has interests across a number of different market sectors. The more important of these are the manufacture of polyester staple fibre for the textile industry and soda ash for soaps, detergents, glass and paper. Other businesses of ICI Pakistan include pharmaceuticals, specialty products and trading. Pakistan PTA Limited, located at Port Qasim near Karachi, manufactures purified terephthalic acid (PTA) for the fibre industry.

ICI India’s regional business comprises rubber chemicals and nitrocellulose and pharmaceuticals. The rubber chemicals business has manufacturing facilities near Kolkata, and the nitrocellulose business is based in Gujarat. ICI India’s explosives business was sold in November 2003.

ICI Argentina manufactures a range of products of which wine chemicals and sulphur related products are the most important. The wine chemicals business is located near Mendoza, whilst the sulphur related products are manufactured at San Lorenzo, near Rosario.

Huntsman International Holdings LLC
Huntsman International Holdings LLC (HIH) was a principal associate of ICI from 1999 until the second quarter of 2002. It was formed in 1999 and was controlled by Huntsman Corporation. It comprised ICI’s former Polyurethanes and Tioxide businesses and the majority of ICI’s former UK based Petrochemicals businesses, together with the propylene oxide assets of Huntsman Corporation.

During the second quarter of 2003, ICI announced the completion of the sale of its interests in HIH to CSFB Global Opportunities Partners, LP (now Matlin Patterson Global Opportunities Partners). £109m had been received on initial closing of this transaction in the second quarter of 2002, and the balance of £173m was received during the second quarter of 2003.The transaction gave rise to a profit before tax of £50m, which has been recorded as an exceptional item in 2003.

Markets and distribution
ICI sells its products through an extensive network of subsidiaries, associates and distributors.

Specialty products manufactured by National Starch, Quest and Uniqema are sold mainly by direct sales forces, alliances and distributors. Customers are primarily other manufacturers, in a range of markets from consumer-oriented manufacturers of branded goods in the food, perfume and personal-care sectors to those involved in surfactants, lubricants, papermaking and chemicals.

Paints are sold through a range of distribution channels. Branded architectural paints are sold through a combination of both independent retailers and stores and the Group’s own retail concerns, particularly in North America. Can coatings are supplied directly to beverage and food manufacturers in Europe, the Americas and Asia.

The Group’s Regional and Industrial businesses sell into a wide range of industries including engineering, textiles, pharmaceuticals, aerospace, electronics and the extractive industries. These products are either marketed directly or through independent merchants, wholesalers and distributors who resell to small users. Commodity products are sold through a direct sales force or through distributors primarily to other operators in the chemical industry.

Seasonality
Due to the diversity of their product portfolios and broad international coverage, seasonality in the National Starch, Quest and Uniqema businesses is not significant. ICI Paints, however, is affected, with higher sales of products used on the exterior of buildings normally during better weather conditions. With the geographic profile of ICI Paints, this results in higher activity levels in the second and third quarters of the year.

Sources and availability of raw materials
The raw materials used by the Group are from a diversity of sources, principally comprising petrochemical based raw materials, renewable resources, and a range of other materials. These raw materials are generally available from multiple suppliers which would enable business to continue in the event of any interruption of supply, although some business units rely on a small number of suppliers for their key raw materials. The prices of raw materials are subject to normal conditions of supply and demand, however the prices of some raw materials are volatile and are affected by cyclical movements in commodity prices and the availability of such materials.

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Group expenditure on tangible fixed assets

	2003	2002	2001		2003	2002	2001
	£m	£m	£m		£m	£m	£m

Continuing operations				Continuing operations

National Starch	59	52	85	United Kingdom	21	53	59

Quest	20	52	34	Continental Europe	39	65	49

Performance Specialties	22	38	43	Americas	60	64	86

Paints	43	53	55	Asia Pacific	34	33	44

International Businesses	144	195	217	Other countries	–	–	–

Regional and Industrial	10	20	21

Total	154	215	238	Total	154	215	238

The primary raw materials used by National Starch are petrochemical based raw materials, corn and tapioca. National Starch’s main chemical raw material is vinyl acetate monomer, the cost and supply of which is dependent on the price of natural gas and manufacturing capacity of suppliers. Specialty hybrid corn (high amylose and waxy seeds) is planted under contract for National Starch in an attempt to assure supply of these special strains. Starch manufacturing facilities in Thailand are located close to the sources of production of tapioca root to ensure reliability of supply.

Quest purchases thousands of different raw materials from sources across the world. The main natural raw materials are extracts and concentrates from fruits, vegetables and other flora as well as animal products and essential oils. Synthetic raw material purchases are mostly organic chemicals.

The raw materials for Uniqema include a wide range of both renewable (palm oil, rape-seed oil and tallows) and petrochemical based (ethylene oxide and propylene oxide) raw materials.

The raw materials for ICI Paints include resins, solvents and pigments from major chemical suppliers.

Intellectual property
ICI has thousands of patents and applications which help to protect its technology and numerous trademark registrations which help to protect its brands. In addition, ICI derives substantial competitive advantage from trade secrets and proprietary business knowledge relating to formulae, products, processes and technical know-how. ICI uses appropriate terms of employment and management processes to identify and protect its intellectual property. As necessary, it enters into confidentiality agreements with customers, suppliers and other third parties to protect the confidentiality of its proprietary, technical and business information.

Competition
Owing to the breadth and variety of the products and end markets served, the Group encounters a wide range of competitors, from multinational companies to many small local and independent firms.

National Starch does not compete with any one competitor in all of its markets. However, multinational competitors in specific markets include HB Fuller, Rohm & Haas, Henkel, Air Products and A E Staley. Similarly, Uniqema does not compete with any one competitor in all of its markets, but competitors in particular markets include BASF, Cognis, Croda, Degussa and Rhodia.

Quest is a leader in the development application and production of fragrances, flavours and food ingredients. Quest’s main competitors are multinational flavour and fragrance houses, including International Flavors & Fragrances and Givaudan.

ICI Paints’ competition is mainly national in character. However, international competitors include Sherwin Williams, Akzo Nobel and Nippon Paints.

Capital expenditure
The analyses in the tables above summarise the Group’s capital expenditure on tangible fixed assets over the three year period ending 31 December 2003. Capital expenditure of £154m for 2003 was £61m lower than 2002, primarily due the Group’s increased focus on capital effectiveness and the absence of large IT projects, particularly in Quest and Performance Specialties in Europe.

In 2003, capital expenditure was incurred on a large number of relatively minor projects aimed at achieving additional capacity, as well as for productivity improvements through increased automation of manufacturing processes and the relocation and consolidation of facilities.

Commitments for capital expenditure not provided in the Group’s consolidated financial statements totalled £132m at 31 December 2003, compared with £163m at the end of the previous year. These are analysed further in note 39 to the consolidated financial statements between those for which contracts have been placed and those authorised but not yet contracted.

Research and development (R&D)
A Technology Board, comprising the senior business R&D managers and led by the Group Vice President of R&D, is responsible for the development of the Group’s Technology Strategy and its implementation by the R&D staff employed by the Group’s businesses. In 2003, expenditure on R&D by continuing operations before exceptional items and excluding Technical Service, amounted to £150m (2002 £148m; 2001 £151m). This expenditure represented 2.6% of sales in 2003 (2002 2.5%; 2001 2.4%).

Each of the Group’s businesses is responsible for its own R&D resources and for driving innovation to meet the needs of its customers and markets. The business R&D teams are complemented by a central R&D resource that aims to provide world class capabilities that are common to all the businesses. Its capabilities are in colloid interface science; high throughput experimentation (HTE); modelling; particle engineering and polymer science. It also provides measurement science services to the ICI businesses as well as undertaking a small measurement science development programme. The Group’s distributed technology network draws on the expertise across ICI thus allowing new products and processes to be developed and exploited by individual businesses more rapidly, and stimulating new options from the combination of the technical capabilities of the Group’s different businesses.

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description of business

In 2002, a Business Development Board was established, comprising senior managers from the individual Businesses, the Group Vice President of R&D, planning support from the Corporate Centre, and chaired by the Executive Vice President Performance Specialties.

The purpose of the Board is to accelerate the commercial exploitation of technology opportunities within ICI, and reflects the desire to continuously develop and strengthen the links between market needs and technology capability. In 2003 the Business Development Board’s attention has been focused on accelerating the exploitation of the technical capabilities in the Group for control of the in-use release of products in the personal care, flavours, and fragrances markets.

ICI has appointed three leading academics to a newly formed Science Advisory Board to help challenge and develop its expertise in the breadth of rapidly changing science and technology needed in its Businesses. The appointees are Paul Calvert, Professor of Materials Science at the University of Massachusetts, Dartmouth; Jean Frechet, Professor of Chemistry at the University of California, Berkeley, and Gary Beauchamp, Director and President of the Monell Chemical Senses Center in Philadelphia.

The Group’s prime technology areas, namely biosciences, molecular sciences, and materials, have been established to support its goals in selected growth markets. Within each of these areas is a portfolio of projects which is intended to accelerate the Group’s long-term technology development.

Bioscience has key areas of knowledge and expertise, which the Group applies to the development of personal care, food and beverage products. Products to combat the rise in human obesity are an opportunity that ICI is already addressing and shows good growth potential. The Business Development Board and the Technology Board are supporting projects in this sector to develop knowledge and strengthen capabilities.

Molecular Sciences underpin much of the Group’s product development and here its focus is on high throughput R&D to explore novel molecules, formulations and processes. In addition to growing capabilities in the ICI businesses a significant centre of excellence has been established with corporate funding to apply the HTE methodologies in developing ICI’s position in formulation science and technology. Projects have been completed in areas such as personal care, lubricants and materials development.

Current projects in the materials area are directed towards increasing the Group’s ability to fabricate at the nano-scale for macro-scale effects. The combination of these capabilities is particularly focused on controlled and targeted delivery of effect products e.g. the collaboration between National Starch and Uniqema has already led to the launch of two new crop protection products (‘Metasperse’ dispersants, and ‘Semkote’ seed coatings). The collaboration between Quest and Uniqema has generated improved products for the fragrancing of textiles.

The competitive edge of the Group comes from the combination of these capabilities, not merely the demonstration of excellence in any one area. Nowhere is this more evident than in ICI’s ability to offer products with a multi-sensory (touch, taste, fragrance and colour) dimension. The power and opportunity that this approach offers is displayed in the ICI report on “The Secrets of the Senses” commissioned from Dr Charles Spence from the Department of Experimental Psychology at the University of Oxford.

Regulation, safety, health and the environment
ICI’s businesses are subject to the normal regulatory framework applicable to a specialty products and paints company, notably various health, safety and environmental rules both at national and local levels in each of the jurisdictions in which it operates.

Its businesses also voluntarily conform to international and national codes of best practice appropriate to their business.

ICI attaches great importance to the safety and health of its employees, to reducing any adverse environmental impact of its activities year-on-year and to developing products and services with improved environmental features.

Most aspects of the Group’s business are subject to laws relating to safety, health and environment (SHE). The scope and severity of such laws vary across the different businesses and according to the jurisdiction concerned. The various manufacturing processes that are operated require consents and licences including relevant emission permits. The Group requires full compliance by its businesses with all relevant SHE laws and regulations in each jurisdiction in which it operates.

ICI’s policy is to improve its SHE performance continuously and to have in place quantitative measures to monitor progress. For these reasons, ICI published a set of targets in 2001 to be achieved by the end of the year 2005 for improvements in Safety, Health and the Environment (“Challenge 2005”). Targets included reducing its environmental burden in specific categories and a commitment to improve energy efficiency per tonne of production by a further 5% of the 2000 base level. ICI developed the measurement of environmental burden in order to take account not just of the quantity of an emission but its potential impact on the environment. It uses the environmental burden methodology to help prioritise actions for further performance improvement.

Challenge 2005 focuses on the effects of the Group’s activities on climate change, land, water, and other potential impacts using the environmental burden concept introduced in 1995, and to achieve a further 50% reduction in employee injuries and illnesses from the 2000 outturn.

ICI maintains its focus on SHE and, in the third year of its current five-year programme, is on plan to meet the majority of its Challenge 2005 objectives and have actions in place to address those areas where we are behind. Full details are published in the Sustainability Report and on our website, www.ici.com. ICI’s performance in 2003 is currently being verified by Enviros Consulting Ltd, and the detailed performance results and verification statement will be published on the website. During 2003, there were seven instances of breaches of safety, health or environmental regulations which resulted in prosecutions or fines totalling £5,000. Each was investigated and appropriate action taken.

The main process by which the Group manages SHE issues and seeks to meet its objectives is the Responsible Care Management System (RCMS). This sets out standards along with guidelines, training, auditing and procedures for reviewing and reporting performance, all of which are essential to continuous improvement. The system covers operations on site as well as product stewardship and community relations. RCMS has been independently verified by Lloyd’s Register Quality Assurance Limited as complying with the US and UK Responsible Care Codes, the certifiable international standard for environmental management systems, ISO 14001 and the ICC (International Chamber of Commerce) Business Charter for Sustainable Development.

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ICI works to manage and minimise the risks associated with the condition of its sites and has developed further procedures to enable the ranking of priorities for management attention. ICI is engaged in research aimed at developing and implementing more cost effective environmental remediation technologies, some of which is being done in collaboration with other companies and academic institutes.

The raw materials which the Group’s businesses use and the products that they produce are subject to demanding regulations concerning product safety in all parts of the world. These regulations, which also cover product testing and risk assessment requirements, are subject to review and revision, as is currently happening in Europe with the European Union Chemicals Policy White Paper. The Group is assessing the potential impact of these proposals on its businesses and will ensure compliance when the new European Union regulations come into force.

There is a growing pressure from legislators, customers and the general public to reduce the environmental and health impacts of products throughout their life cycle. ICI is responding to this by ensuring that each business has a “Product Stewardship” programme in place. This voluntary programme embraces, through best business practices, product regulatory requirements, societal pressures, reducing the risk of harm to people and the environment, and ICI aims to provide the relevant information to enable correct use and disposal of products.

Anticipating external pressures and concerns and providing speedy, innovative solutions with lower environmental impact is becoming a key aspect of sustaining competitive advantage. ICI recognises these pressures and is responding with the introduction of new processes, products and services that improve the efficiency of use of raw materials and utilities and reduce adverse environmental effects.

Processes are in place for regular reviews of environmental liabilities, and provisions were established by 31 December 2003 in accordance with the accounting policy described in the Group financial statements on page 53. Although there can be no guarantees, management believes that, within the existing legislative framework and taking account of the provisions already established, the cost of addressing currently identified environmental obligations (as ICI currently views these obligations) is unlikely to have a material adverse effect on its financial position or results of operations.

Employees
As of 31 December 2003, ICI employed 35,030 employees. An analysis of employee numbers by business and geographical area may be found in note 35 to the consolidated financial statements. ICI has a mixture of unionised and non-unionised operations across the world. ICI considers its relations with its employees to be generally good.

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operating and financial review

Turnover – Continuing operations
£ millions

Trading profit – Continuing operations
defined as operating profit before exceptional
items and goodwill amortisation
£ millions

Group profit before tax
before exceptional items
and goodwill amortisation
£ millions

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Dividend and dividend policy
The Group’s dividend policy is that dividends should represent about one third of net profit before exceptional items and goodwill amortisation. In line with this policy, the Board has recommended a second interim dividend of 3.5p, to bring the total dividend for 2003 to 6.25p (2002 7.5p).

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operating and financial review

Liquidity and investments
At 31 December 2003 the Group had at its disposal $1,385m (sterling equivalent £777m) of committed borrowing facilities. These comprise $685m maturing October 2006 and $700m maturing May 2008. These facilities provide a back-stop for short-term funding as well as flexibility to supplement future cash flows. In addition, facilities of $179m (£100m) back-stop the two receivables securitisation programmes.

The Group’s net debt position has historically changed over the course of a year, and in particular, short-term debt has generally increased in the early part of the year to fund working capital requirements. These working capital needs arise principally from the seasonality of the Paints business, which experiences higher sales of products used on the exterior of buildings, and thus working capital, during the North American and European summer (the second and third quarters of the year). The Group’s commercial paper programmes and other short-term borrowings are normally used to fund these working capital fluctuations. At 31 December 2003, the Group had £29m of short-term borrowings outstanding.

During 2003, the principal movements in long-term debt were the issuance of a $500m (£293m) 5 year note and a $500m (£293m) 10 year note in November 2003. There was a £100m 17 year bond maturity and a £125m 2.4 year note maturity. Also in 2003, the Group redeemed the remaining £100m in FRPS (fixed rate redeemable preference shares).

The Group runs two receivables securitisation programmes in the US, as referred to above. At 31 December 2003 there were no borrowings made against this facility. Any outstanding amount would have been reported in the Group’s financial statements under current instalment of loans (note 20 to the consolidated financial statements).

Off-balance sheet financing mainly comprises the leases described in note 34 to the consolidated financial statements and a series of forward contracts (total nominal amount of £126m as of 31 December 2003) used to hedge some of the obligations of the employee share ownership plans.

During 2003 actions by the rating agencies included the following:

On 11 November 2003, Moody’s Investors Service (“Moody’s”) lowered the credit ratings of ICI to Baa3/P-3 from Baa2/P-2. Moody’s outlook for these ratings is stable. Moody’s noted that the lowering of the ratings reflected its expectation of weaker than anticipated cashflow / debt protection metrics over the coming two years.

On 14 November 2003, Standard & Poor’s Ratings Services announced that its ratings of ICI unsecured debt of BBB/Stable/A-2 will remain unaffected by ICI’s agreement with the ICI UK Pension Fund on 16 October 2003 which is described on page 93.

The ratings downgrade by Moody’s reduced the Group’s funding options, in particular restricting access to its major commercial paper markets and increasing its cost of borrowings.

In 2004, there is a $750m (£421m) 7 year note maturing in September 2004. As necessary, this is expected to be refinanced through new debt issues. Access to the range of the debt markets which ICI currently enjoys requires ICI to maintain its investment grade credit rating. Any downgrade of ICI’s credit rating would reduce its funding options, significantly increase its cost of borrowings and have an adverse effect on its results of operations and cash flow.

Under the arrangements with Ineos Chlor (described in note 39 to the consolidated financial statements), as at 31 December 2003, Ineos Chlor has the ability to borrow a further £50m from ICI, with ICI making an additional cash contribution of £30m.

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Counterparty credit risk
The Group’s counterparty credit risks arise mainly from non-central operating cash held on short-term bank deposit, the positive “mark to market” effect of swaps and counterparty risk arising from the liquidity of the Group’s captive insurance company. The Group considers the risk of material loss in the event of non-performance by a financial counterparty to be low.

Quantitative disclosure about market risk
The analysis below presents the sensitivity of the market value or the fair value of the Group’s financial instruments to selected changes in market rates and prices. The rates of change chosen reflect the Group’s view of changes that are reasonably possible over a one year period. Fair values are quoted values or, where these are not available, values obtained by discounting cash flows at market rates or using option valuation models. The fair values for interest rate risk are calculated by using a standard zero coupon discounted cash flow pricing model.

Interest rate risk
The sensitivity analysis assumes an instantaneous 1% movement in interest rates of all currencies from their levels at 31 December 2003, with all other variables held constant.

	Fair value		Fair value change
	31 December		+1%	–1%
	2003	2002	movement in	movement in
			interest rates	interest rates
	£m	£m	£m	£m

Loans	(1,940)	(2,010)	60	(64)

Currency swaps	(21)	27	(10)	11

Interest rate swaps	17	36	(7)	8

Interest rate caps	–	–	–	–

The movement in fair value of debt and instruments hedging debt will not result in any immediate change to the Group’s financial statements since fair values are not recognised on the Group’s balance sheet. An increase in short-term interest rates of all currencies of 1% would increase Group net interest payable for the year by £10m.

Foreign currency risk

	Fair value 31 December		Fair value change
			+10%	–10%
	2003	2002	strengthening	weakening
			of sterling*	of sterling*
	£m	£m	£m	£m

Loans	(1,940)	(2,010)	130	(158)

Currency options	6	–	7	(6)

Currency swaps	(21)	27	32	(39)

Forward contracts

hedging debt	(12)	(4)	7	(9)

hedging working

capital	1	1	1	(1)

hedging anticipated

cash flows	1	6	1	(1)

* Against all currencies.

The sensitivity analysis assumes an instantaneous 10% change in foreign currency exchange rates against Sterling from their levels at 31 December 2003, with all other variables (including interest rates and currency option volatility) held constant.

The currency mix of debt after financial derivatives at the 2003 year-end was held 55% in US dollars, 27% in Euro and Euro related currencies, 8% in Yen and 10% other.

Market value changes from movements in currency rates in loans, currency swaps and forward contracts hedging debt, along with similar movements in the values of the investments being hedged, are taken through the Group’s statement of total recognised gains and losses in accordance with SSAP 20 and FRS No. 3.

Market value changes due to exchange movements in forward contracts hedging working capital are recognised in trading profit immediately, but are offset by gains/losses on the working capital they are hedging.

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Paints
£ millions

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board of directors

Peter B Ellwood, CBE   Chairman
 Appointed a Non-Executive Director and Deputy Chairman on 27 June 2003 and Chairman with effect from 1 January 2004.

Peter Ellwood joined Barclays Bank in 1961 where he held a number of senior roles including Chief Executive of Barclaycard from 1985 to 1989.

In 1989 he joined TSB Bank as Chief Executive, Retail Banking, was appointed a Director of TSB Group in 1990 and became Group Chief Executive in 1992. Following the merger with Lloyds Bank in 1995, he became Deputy Group Chief Executive of Lloyds TSB Group plc, subsequently becoming Group Chief Executive in 1997. He was Chairman of Visa International from 1994 to 1999.

Peter Ellwood was made a Commander of the British Empire for services to banking in 2001, is a Fellow of the Chartered Institute of Bankers and has received Honorary Doctorates from both Leicester University and the University of Central England. He is Chairman of the UK Royal Parks Advisory Board, The Royal Parks Charitable Trust and The Work Foundation of Great Britain. He is also Director of the Royal Philharmonic Orchestra and Deputy Chairman of the Royal College of Music. Aged 60.

John D G McAdam   Chief Executive
Appointed a Director in 1999 and Chief Executive on 9 April 2003. He joined the Company in 1997 following the acquisition of the Speciality Chemicals businesses from Unilever.

John McAdam graduated from Manchester University with a first class honours degree in chemical physics and, after completing his doctorate, was awarded a research fellowship.

In 1974 he joined Unilever as a management trainee and held a variety of managerial positions within Birds Eye Foods before joining the Board of Unilever’s flavours and fragrance business, PPF International, as Technical Director. In 1987, he joined the Board of Quest International as Senior Vice President in charge of Manufacturing, Logistics and Procurement before returning to Birds Eye Walls, where he assumed Board responsibility for Manufacturing, Research and Development.

In 1993 he was appointed Chairman of Unichema International and, following ICI’s acquisition of the Unilever Speciality Chemical businesses in 1997, became Chairman and Chief Executive Officer of Quest and a member of the ICI Executive Management Team. In January 1998 he was appointed Chairman and Chief Executive of ICI Paints and the following year he was elected to the Board of ICI with additional responsibility for Research, Development and Technology and ICI’s activities in Asia.

John McAdam is a Non-Executive Director of Severn Trent Plc and is a member of the University of Surrey Business Advisory Board. Aged 55.

David C M Hamill   Director
Appointed a Director on 8 December 2003. He is Chairman and Chief Executive of ICI Paints.

David Hamill joined the Company from Royal Philips Electronics where he was a member of the Group Management Committee.

A graduate in production engineering and management from Strathclyde University, David Hamill worked for Honeywell and General Instruments before joining Philips Semiconductors as product manager in 1986. He held a number of senior positions within Philips’ Power Semiconductors and Lighting businesses, becoming President of

Philips Lighting Asia Pacific in 1996 and Executive Vice President of Philips Lighting and Chief Executive Officer of the Lamps business group two years later. In May 2001 he became President and Chief Executive Officer of Philips Lighting.

David Hamill has broad experience in international business and has held senior management roles in Europe and Asia where he has gained considerable production, commercial, marketing and finance experience. He has a strong track record of leadership in global businesses with extensive experience in Asia and working with large retail groups. Aged 46.

William H Powell   Director
Appointed a Director in 2000. He is Chairman and Chief Executive of National Starch and Chemical Company and has Board responsibility for Sustainability (which includes Group Safety, Health and Environment).

He joined the Company in 1997 following the acquisition of the Speciality Chemicals businesses from Unilever, where he held a number of senior positions.

William Powell joined National Starch and Chemical in 1976, gaining extensive experience in production, planning and general management. In 1981, he was appointed divisional Vice President of Manufacturing for Adhesives and Resins. In 1984, he was promoted to Corporate Vice President of the Resins and Specialty Chemical division; Corporate Vice President, International in 1986; Group Vice President, Industrial Starch and Food Products division in 1989; and Executive Vice President in 1997. In 1999, he was appointed Chairman and Chief Executive Officer.

William Powell has a degree in chemistry and a master’s degree in chemical engineering from Case Western Reserve University. In addition he has a Masters in Business Administration from the University of North Dakota. He is past Chairman of the Corn Refiners Association and currently an Honorary Director. He is a member of the Institute of Food Technologists and the American Institute of Chemical Engineers. He is also a member of: the Board of Directors of the American Chemistry Council; the Executive Committee of the Society of Chemical Industry; the Board of Overseers of the New Jersey Institute of Technology; and the Board of Trustees of the State Theater of New Jersey. Aged 58.

Timothy A Scott   Chief Financial Officer
Appointed a Director and Chief Financial Officer in 2001. He is Chairman of the ICI Charity Trust and Appeals Committee.

A graduate of St Catherine’s College, Oxford with a degree in chemistry, he is a member of the Chartered Institute of Management Accountants.

Timothy Scott joined the Company in 1997 following the acquisition of the Speciality Chemicals businesses from Unilever. He joined Unilever in 1983 and during the first six years of his career worked in a variety of businesses in the UK, US and the Netherlands in a range of financial positions. In 1989 he joined Unilever’s UK-based Mergers & Acquisitions department and three years later moved to Unichema in the Netherlands as Senior Vice President Commercial, becoming Group Vice President, Europe in 1995.

In 1998 he was appointed Chief Administrative Officer for ICI Paints in North America and the following year became ICI’s Vice President Strategy and Performance. Aged 41.

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Adri Baan   Non-Executive Director
Appointed a Non-Executive Director in 2001. He has a master’s degree in physics from the University of Amsterdam and joined Philips as a project manager in 1969. He has held a series of senior positions with Philips in Europe and North America. From 1984 to 1986 he was Vice Chairman Philips Industrial Electronics in Eindhoven and two years later was appointed Executive Vice President, North American Philips. He was Managing Director of Philips Business Electronics from 1993 to 1996 and Chief Executive Officer and a Member of the Group Management Committee from 1996 to 1998. In 1998 he was appointed Executive Vice President Royal Philips Electronics and Member of the Management Board, a position which he held until 2001.

In addition he was formerly the Chairman of Integrated Production and Test Engineering N.V., and a Director of Mediquist, NPM Capital and PSA Corporation Limited (Port of Singapore Authority).

He is currently a Director of: Hesse-Noord Natie, Port of Antwerp; Wolters Kluwer N.V.; ASM International N.V.; Koninklijke Volker Wessels Stevin N.V.; International Power plc; the Trust Office of KAS BANK NV; OCE NV; and AFM (the Authority for Financial Markets in the Netherlands). Aged 61.

Rt. Hon. Lord Butler of Brockwell, KG, GCB, CVO
Senior Independent Director
Appointed a Non-Executive Director in 1998. He is the Board’s Senior Independent Director.

After graduating with a double first in Mods and Greats from University College, Oxford, Robin Butler joined the Treasury in 1961 where he held a succession of posts before becoming Private Secretary to the Financial Secretary in 1964 and Secretary of the Budget Committee from 1965 to 1969. He was seconded to the Bank of England in 1969 and subsequently acted as Private Secretary to three Prime Ministers.

In 1985 Robin Butler became second Permanent Secretary, Public Expenditure and in 1988 he was appointed as Secretary of the Cabinet and Head of the Home Civil Service.

Lord Butler is currently Master of University College, Oxford, a Non-Executive Director of HSBC Holdings plc and is a member of the Advisory Panel to the UK Management Group of Marsh & McLennan. He has recently been appointed to chair the Review of Intelligence on Weapons of Mass Destruction. He is also a trustee of the Globe Trust, a trustee of the Rhodes Trust and Chairman of the Churchill Museum Appeal Committee. Aged 66.

Joseph T Gorman   Non-Executive Director
Appointed a Non-Executive Director in 2000. He is Chairman of the ICI Audit Committee.

A graduate of Kent State University and holding a doctorate from Yale Law School, Joseph Gorman practised law for 5 years before joining the legal department of automotive safety systems manufacturer, TRW Inc. in 1962.

He became Secretary of TRW in 1970 and Vice President in 1972. He served as Vice President and General Counsel from 1976 to 1980 when he was elected Executive Vice President and given responsibility for the Industrial & Energy business unit. In 1985 he was appointed President and Chief Operating Officer of the Company and three years later became Chairman and Chief Executive Officer.

A past Chairman of the US-Japan Business Council, he received Japan’s 1994 Prime Minister’s Trade Award for his contributions to promoting improved US-Japan trade relations. He has served on the Boards of the US-China Business Council and the Prince of Wales Business Leaders Forum and is a trustee of the Centre for Strategic and International Studies. He also serves the Council on Competitiveness as a co-industry vice chair and member of the executive committee and was also a member of the President’s Export Council.

Joseph Gorman is a Director of Alcoa, Inc., The Procter & Gamble Company and National City Corporation. Aged 66.

Richard N Haythornthwaite   Non-Executive   Director
Appointed a Non-Executive Director in 2001. He is Chairman of the ICI Remuneration Committee.

A graduate of Queen’s College, Oxford, with a degree in geology and a Sloan Fellow of the Massachusetts Institute of Technology, Richard Haythornthwaite has over twenty years of international industry experience covering a broad mix of strategic and operational roles. His career has spanned extensive experience in organisational and cultural change leadership, cost reduction programmes, results-driven performance initiatives and executing and negotiating acquisitions and divestments worldwide.

Richard Haythornthwaite’s career began with BP plc where he held a variety of positions in its European and American operations from 1978 to1995, including Chief Geologist BP France, General Manager of the Magnus Oilfield and President of BP Venezuela.

In 1995 he joined the Board of Premier Oil plc, where he was responsible for corporate and commercial affairs, and two years later was appointed Chief Executive Officer of Blue Circle Industries plc. Following its acquisition of Blue Circle in 2001, he became a Non-Executive Director of Lafarge S.A., standing down from that Board in July 2003. From 1999 to 2003 he was a Non-Executive Director of Cookson Group plc.

Richard Haythornthwaite is Group Chief Executive of Invensys plc. In addition he is a Director of the British-American Arts Association Limited, The British Council Board and the National Museum of Science and Industry. He is also Chairman of the Centre for Creative Communities and the Almeida Theatre Company Limited. Aged 47.

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executive management team

The Executive Management Team comprises the Executive Directors and the following:

Date first appointed as an Officer*

Leonard J Berlik
Appointed a member of the Executive Management Team in 2000. He is Executive Vice President Performance Specialties. He also has regional oversight responsibilities for Group activities in Europe, the Middle East and Africa. He joined National Starch and Chemical Company in 1972 and, prior to his appointment with Industrial Specialties (now Performance Specialties) in 2000, served as Executive Vice President of the Adhesives Division. Aged 56.

1 April 2000

Charles F Knott
Appointed a member of the Executive Management Team on 28 March 2003. He is Chairman and Chief Executive of Quest International. He joined National Starch and Chemical Company in 1984 where he has held a number of senior positions in the UK, Germany, the Netherlands, Asia Pacific and the US. Prior to his appointment with Quest International he had been President and Chief Operating Officer of National Starch since 2001. Aged 49.

28 March 2003

Michael H C Herlihy
Appointed a member of the Executive Management Team in 1996. He was appointed General Counsel in 1996, Executive Vice President Mergers and Acquisitions in 2000 and Company Secretary on 1 November 2003. He joined the Company in 1979. Aged 50.

1 January 1996

Rolf Deusinger
Appointed a member of the Executive Management Team in 2002. He is Executive Vice President Human Resources. He joined the Company in October 1999 as Senior Vice President Human Resources for ICI Paints. Previously he was Head of International Human Resources for Messer Griesheim GmbH based in Germany. He has nearly 20 years’ international experience in the field of Human Resources, predominantly in consumer businesses, including PepsiCo covering the Americas, Europe and Central Asia. Aged 46.

1 July 2002

*	The persons listed above together with David J Gee, Executive Vice President, Regional and Industrial Businesses, are regarded as the Officers of the Company for the purposes of the Annual Report and Accounts.

At each Annual General Meeting of the Company’s shareholders one third of the Directors† (being those longest in office since their last election) retire and are eligible for re-election. New Directors appointed between Annual General Meetings to fill casual vacancies, or as additional Directors, retire at the Annual General Meeting following their appointment and are also eligible for election.

Dr J D G McAdam and Lord Butler retire under Article 96 of the Company’s Articles of Association. Both are recommended for re-election.

All Executive Directors are employed on rolling contracts subject to no more than one year’s notice.

No Director or Officer has a family relationship with any other Director or Officer.

†	Excludes Directors appointed as additional Directors or to fill a casual vacancy since the last Annual General Meeting.

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Nomination Committee
Prior to 1 January 2004, the Board operated with a single Remuneration and Nomination Committee made up of the NEDs and chaired by Mr R N Haythornthwaite. The Chairman was also a member when the Committee met as the Nomination Committee. Reflecting the recommendations of the revised Combined Code, the Remuneration and Nomination Committee was reconstituted on 1 January 2004 as two separate Committees. The Nomination Committee has since comprised the independent Non–Executive Directors under the chairmanship of Mr Ellwood. The Company Secretary acts as Secretary to the Committee.

The Nomination Committee is responsible for proposing new appointments of Directors to the Board.

Two Directors were appointed during the year. The process behind the Nomination Committee’s decision to recommend Mr Ellwood and Mr Hamill to the Board is set out above.

Lord Butler, in his capacity as the Company’s Senior Independent Director, promotes discussion at appropriate times about the Company Chairmanship and succession arrangements. The Chairman does not participate in these discussions.

Remuneration Committee
The Remuneration Committee determines, on behalf of the Board, the Company’s policy on the remuneration of the Chairman, Executive Directors and the most senior management of the Company. The Committee determines the total remuneration packages for these individuals including any compensation on termination of office.

The Committee is comprised exclusively of the independent NEDs of the Company under the chairmanship of Mr Haythornthwaite.

The Chairman, Chief Executive, Executive Vice President Human Resources and Vice President Compensation & Benefits are normally invited to attend meetings to respond to specific questions raised by the Committee. This specifically excludes any matter concerning the detail of their own personal remuneration. The Company Secretary acts as Secretary to the Committee.

The Remuneration Report on pages 38 to 48 includes details of remuneration policy and practices, and on the remuneration of Directors.

Audit Committee
The Audit Committee assists the Board in the discharge of its responsibilities for corporate governance, financial reporting and corporate control. It comprises the independent NEDs under the chairmanship of Mr J T Gorman. The Company Secretary acts as Secretary to the Committee. The dates on which these individuals were first appointed to the Committee are as follows:

J T Gorman	September 2000
A Baan	June 2001
Lord Butler	July 1998
R N Haythornthwaite	February 2001

34	ICI ANNUAL REPORT AND ACCOUNTS 2003

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The Audit Committee has established a policy which is intended to preserve the independence of KPMG Audit Plc when acting as auditor of the Group Accounts. This policy governs the provision of audit and non-audit services by the auditor and its associates. It identifies certain non-audit services which the auditor is prohibited from providing and requires all permitted audit and non-audit services to be approved in advance by the Audit Committee. The Committee has adopted specific policies and procedures to govern the arrangements by which the audit and non-audit services are approved. Certain defined categories of service are approved by the Audit Committee on an annual basis and, in addition, the Chairman of the Audit Committee may approve urgent engagements not covered by these categories subsequently notifying the Audit Committee at its next meeting.

Audit and internal control
In accordance with the Turnbull Guidance on internal control, the Board confirms that there is a process for identifying, evaluating and managing the significant risks to the achievement of the Group’s strategic objectives. The process has been in place throughout 2003 and up to the date of approval of the Annual Report and Accounts, and accords with the Turnbull Guidance. The effectiveness of this process has been reviewed regularly by the Audit Committee which reports its findings for consideration by the Board.

The processes used by the Audit Committee to review the effectiveness of the system of internal control include:

•	Discussions with management on risk areas identified by management and/or the audit process;

•	The review of internal and external audit plans;

•	The review of significant issues arising from internal and external audits;

•	The review of significant Group risks reported by the Group Risk Committee (GRC); and

•	Annual compliance statements from each business and major function.

The Audit Committee reports to the Board the results of its review of the risk assessment process. The Board then draws its collective conclusions as to the effectiveness of the system of internal control.

The GRC consolidates and prioritises for the Board the inputs received from management of the businesses and corporate functions. The GRC comprises the heads of major corporate functions, the Chief Internal Auditor and the General Counsel.

The GRC reviews input from businesses and corporate management and reports its conclusions to the Audit Committee.

The internal audit function reviews internal controls in all key activities of the Group, typically over a three year cycle. It acts as a service to the businesses by assisting with the continuous improvement of controls and procedures. Actions are agreed in response to its recommendations and these are followed up to ensure that satisfactory control is maintained. Quarterly reviews are also conducted between internal audit management and the senior management of the businesses to assess their current control status and to identify and address any areas of concern.

The Board is responsible for maintaining and reviewing the effectiveness of the Group’s system of internal controls. The internal control systems are designed to meet the Group’s particular needs and the risks to which it is exposed and are designed to manage rather than eliminate the risk to the achievement of business objectives and can only provide reasonable and not absolute assurance against misstatement or loss.

The Group’s strategic direction is regularly reviewed by the Board.

Annual plans and performance targets for each business are set by the Chief Executive and are reviewed in total by the Board in the light of the Group’s overall objectives.

The processes to identify and manage the key risks to the success of the Group are an integral part of the internal control environment. Such processes, include strategic planning, the appointment of senior managers, the regular monitoring of performance, control over capital expenditure and investments and the setting of high standards and targets for safety, health and environmental performance. Businesses are responsible for meeting the defined reporting timetables and compliance with Group accounting manuals which set out accounting policies, controls and definitions.

The Chief Executive receives a monthly summary of financial results from each business, and the Group’s published quarterly financial information is based on a standardised and timely reporting process.

Responsibility for monitoring compliance with Group policies and guidelines rests with the chief executive officers of the businesses and with senior managers of the Corporate Centre. Annual statements of compliance are provided to the Board, and these statements are reviewed by the relevant functional leader for each policy area. In turn, there is an annual report to the Audit Committee, on behalf of the Board, on the degree of compliance with Group policies and guidelines. Corrections to any weaknesses found are monitored and controls are developed to match changing circumstances.

ICI ANNUAL REPORT AND ACCOUNTS 2003	35

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Principles of business conduct
As a leading international company, ICI’s reputation for high ethical standards is central to its business success. A Code of Business Conduct which provides guidance in this area has been communicated throughout the Group. The Code is published on the Company’s website (www.ici.com) and is available in paper form from the Company Secretariat on request.

36	ICI ANNUAL REPORT AND ACCOUNTS 2003

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Performance Growth Plan
The PGP makes conditional awards of ICI shares to Executive Directors which are linked to performance over a fixed three-year period, measured as follows:

•	for the Chief Executive and Chief Financial Officer, the number of shares earned under the PGP will depend wholly on the Total Shareholder Return (TSR) for ICI relative to the TSR of each of the companies in ICI’s Peer Group as set out below. TSR is the change in share price plus reinvested dividends;

•	for the other Executive Directors, each of whom has responsibility for the performance of one of ICI’s International Businesses, reward will also be based on the performance of their Business:

• 50% of their award will depend on the Economic Profit performance over three years of the Business for which the Executive Director is responsible. Economic Profit is based on profit after tax less a charge for the use of capital;

• the other 50% of their award will be based on the TSR performance of the Company relative to the Peer Group;

•	in addition, the Remuneration Committee must be satisfied that the underlying profit performance of ICI is sufficient to justify the receipt of shares under the PGP, not withstanding the relative TSR achieved.

The maximum conditional award to be made in 2004 will be 100% of base salary (200% in the case of US Directors). For the maximum awards to be paid on the TSR element, performance must be at position three or higher out of the seventeen companies (including ICI) in the Peer Group. For achieving median TSR performance (position nine out of seventeen), 40% of this maximum award will be paid. Awards are pro-rated between positions nine and three. No award will be paid for below median TSR performance (below position nine out of seventeen).

TSR has been selected as a performance condition as it will reward any relative out-performance of ICI versus its global competitors. TSR calculations are performed independently by Mercer Human Resource Consulting and are approved by the Remuneration Committee.

For those Directors accountable for the International Businesses, Economic Profit has been selected as it is a critical measure of profitable growth and efficient use of capital to generate sustainable shareholder value. The Economic Profit targets for each Business, which are set by the Remuneration Committee, are designed to be as demanding as the TSR measure.

The shares required to make awards under the PGP are provided via a trust funded by ICI. There is no dilution of the Company’s issued share capital as the shares are purchased in the market.

The Peer Group for the TSR element represents ICI’s key global competitors and comparable companies, selected on the basis of market location, size, portfolio and performance. The Peer Group of companies for the conditional awards to be made in 2004 is: Air Products and Chemicals; Akzo Nobel; The BOC Group; Clariant; Crompton Corporation; Cytec Industries; Ciba Specialty Chemicals; Danisco; Degussa; Givaudan; Henkel; H.B. Fuller Company; International Flavors & Fragrances; Rhodia; Rohm and Haas Company; The Sherwin-Williams Company.

ICI ANNUAL REPORT AND ACCOUNTS 2003	39

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remuneration report

2003 Actual remuneration

Base salaries
Salaries for Executive Directors were reviewed and increased with effect from 1 January 2003. Individual increases ranged from 4% to 10% and salaries remain around or below the market median. Details are shown in the Directors emoluments table on page 41.

Annual Incentive Plan
The bonus opportunity available to Executive Directors for 2003 for the achievement of on-target performance was 50% of base salary, with a maximum opportunity of 100% of base salary for significant over-achievement. Target and maximum bonus levels were last changed in 2002 and increased at that time to align with median market practice of large UK-based international companies. These levels remain around the current market median of the relevant national market.

The targets focused on the delivery of Economic Profit, cash generation and key strategic objectives. For 2003 Group Economic Profit performance was below the pre-set target level. Cash delivery was strong and performance targets here were largely met. The majority of key strategic objectives were achieved. Total payments to Executive Directors in respect of their 2003 Annual Incentive Plans were between threshold and target levels.

The payments under the 2003 Annual Incentive Plan are shown in the Directors’ emoluments table on page 41.

Long-term incentives
For the 2001 to 2003 performance period of the Performance Growth Plan, ICI’s Total Shareholder Return ranked 15 out of the 17 companies in the Peer Group and, as a result, all awards under the TSR performance measure for this cycle lapsed.

Total Shareholder Return
ICI and Peer Group Companies
1 January 2001 to 31 December 2003

One Director received an award under the Economic Profit measure and this is shown on page 42 together with details of the performance achieved.

Share options granted up to and including 2003 were subject to a three year performance test with subsequent re-testing. No further grants will be made under this option plan. The shares to meet options granted under this plan do not dilute ICI’s issued share capital as they are bought in the market.

The total number of shares committed under all ICI share option schemes during the three years to 31 December 2003 is set out in note 23 to the Accounts on page 84.

The total number of options to be satisfied by the issue of new shares which is relevant to dilution limits is 1.1% of the share capital in issue and is in respect of grants made primarily under the UK all-employee Sharesave Scheme. Since 1994, all other schemes have operated using shares purchased in the market by an employee benefit trust. Details of shares held in this trust are on page 83.

Performance graphs
(not subject to audit)

The first graph shows ICI’s five year performance versus the Peer Group of companies for the TSR performance condition for PGP awards. As required by the disclosure legislation, the second graph illustrates the performance of ICI and a “broad equity market index” over the past five years. The index shown is the FTSE 100 as ICI has been a constituent of this index throughout the five year period.

Five-year cumulative
Total Shareholder Return:
ICI and Peer Group Indices
1 January 1999 = 100

Source: Mercer Human Resource Consulting/
Thompson Financial Datastream

Five-year cumulative
Total Shareholder Return:
ICI and FTSE 100 Indices
1 January 1999 = 100

40	ICI ANNUAL REPORT AND ACCOUNTS 2003

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Directors’ emoluments
(audited)

		Base salary and fees (note 1)		Annual incentive payments		Benefits and other emoluments (note 2)		Compensation for loss of office (note 3)		Total (note 4)

		2003	2002	2003	2002	2003	2002	2003	2002	2003	2002
	Notes	£000	£000	£000	£000	£000	£000	£000	£000	£000	£000

Lord Trotman	5	200	200							200	200

P B Ellwood	1,5,6	51								51

Dr J D G McAdam	1,5,7,8,9	522	347	252	248	18	37			792	632

D C M Hamill	1,2,5	25				6				31

W H Powell	10	435	454	97	291	16	15			548	760

T A Scott	7	355	307	139	218	22	38			516	563

A Baan	11	30	30							30	30

Lord Butler	11	40	38							40	38

J T Gorman	11	40	40							40	40

R N Haythornthwaite	6,11	40	40							40	40

Directors who resigned during 2003

Dr B R O’Neill	1,3,5,7	178	615	–	361	12	39	645		835	1,015

P J Drechsler	1,3,5,7	79	325	–	63	8	34	342		429	422

Total		1,995	2,396	488	1,181	82	163	987	–	3,552	3,740

(1)	The figures reported above are also the annual base salary or fee in payment at 31 December 2003 except in respect of Dr J D G McAdam whose annual base salary at that date was £600,000, Mr P B Ellwood whose annual fee at that date was £100,000, and Mr D C M Hamill whose annual base salary was £390,000. For Dr B R O’Neill and Mr P J Drechsler the figures relate to the part year prior to their resignations.

(2)	Includes non-cash benefits relating to medical insurance, company car, and life and long-term disability insurance (where not provided within pension benefit plans) except that Mr D C M Hamill’s benefits also include a retirement benefit allowance payable in cash – see note 6 to retirement benefits table on page 45.

(3)	The figures for compensation for loss of office include all amounts paid or payable at 31 December 2003 under agreements relating to Dr B R O’Neill and Mr P J Drechsler in respect of termination of their employment as detailed on page 48. Subject to mitigation, future payments may be required to be made to Dr O’Neill amounting to £296,000 and to Mr Drechsler amounting to £100,000.

(4)	No payments were made during 2003 or 2002 in connection with expense allowances paid in respect of qualifying services chargeable to UK income tax.

(5)	Mr P J Drechsler and Dr B R O’Neill resigned as Executive Directors on 24 March 2003 and 8 April 2003 respectively. Dr J D G McAdam was appointed as Chief Executive on 9 April 2003, Mr P B Ellwood was appointed as a Non-Executive Director and Deputy Chairman on 27 June 2003 and Mr D C M Hamill was appointed as an Executive Director on 8 December 2003. Lord Trotman retired on 31 December 2003 and Mr Ellwood was appointed Chairman with effect from 1 January 2004. All amounts reported for these individuals are in respect of the part of the year for which they were employed as Directors.

(6)	Mr P B Ellwood and Mr R N Haythornthwaite elected to receive part of their fees for 2003 in the form of ICI Ordinary Shares.

(7)	On 24 February 2003, Dr J D G McAdam, Dr B R O’Neill, Mr P J Drechsler and Mr T A Scott became entitled to matched shares provided by the Company under the Bonus Conversion Plan in respect of their 1999 bonus, the last year in respect of which this plan operated. Under this plan a bonus recipient could elect to have shares purchased with part or all of their net bonus after tax. After three years, shares purchased in the plan were released, and matched by an equal number of shares by the Company, provided the individual remained employed by the Company. During 2003, Dr McAdam received 28,024 matching shares, with a market value of £43,998 (2002 nil); Dr O’Neill received 51,043 matching shares with a market value of £80,138 (2002 nil); Mr Drechsler received 25,447 matching shares with a market value of £39,952 (2002 9,450 shares with a market value of £29,200); and Mr Scott received 8,340 matching shares with a market value of £13,094 (2002 4,621 shares with a market value of £14,279). The bonus shares were originally purchased on 24 February 2000 at £2.566 per share (as adjusted for the Rights Issue in 2002).

(8)	The increase in base salary for Dr J D G McAdam in 2003 reflects his promotion to the role of ICI Chief Executive.

(9)	During the year to 31 December 2003, Dr J D G McAdam received fees as a Non-Executive Director of Severn Trent Plc comprising £28,541 of which £2,708 was delivered in the form of Severn Trent Plc ordinary shares.

(10)	In 2003 Mr W H Powell received a base salary of US$710,000 (2002 US$682,500). The year on year reduction in the sterling value in the table is due to translation at the average exchange rate for each year.

(11)	For 2003 the remuneration of Non–Executive Directors comprised an annual fee of £30,000 (2002 £30,000). An additional £10,000 per annum (2002 £10,000) was paid to the Chairman of a Board Committee and, with effect from 1 April 2002, to Lord Butler due to his position as Senior Independent Director.

(12)	The aggregate emoluments paid or payable to directors in respect of qualifying services, which comprise base salary and fees, annual incentive payments, benefits and other emoluments totalled, £2,565,000 (2002 £3,740,000).

ICI ANNUAL REPORT AND ACCOUNTS 2003	41

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remuneration report

Awards under Performance Growth Plan
(audited)

	Notes	Date of award	Share price determining award (note1)	Ordinary Shares that would be awarded for median TSR/on target Economic Profit performance		Maximum number of Ordinary Shares that could be awarded		Performance period
				TSR	Economic Profit	TSR	Economic Profit
				measure	measure	measure	measure

Directors as at 31 December 2003

Dr J D G McAdam	2	05.03.01	4.37	15,536	15,536	38,841	31,072	01.01.01–31.12.03

		28.03.02	3.25	20,949	20,949	52,373	41,898	01.01.02–31.12.04

		24.02.03	2.37	63,292	n/a	142,405	n/a	01.01.03–31.12.05

	3	11.08.03	2.37	29,535	n/a	89,662	n/a	01.01.03–31.12.05

W H Powell	2,4	05.03.01	4.37	47,976	47,976	117,276	95,952	01.01.01–31.12.03

	4	28.03.02	3.25	65,316	65,316	159,664	130,636	01.01.02–31.12.04

	4	24.02.03	2.37	85,144	85,144	208,124	170,288	01.01.03–31.12.05

T A Scott	2	05.03.01	4.37	22,847	n/a	57,115	n/a	01.01.01–31.12.03

		28.03.02	3.25	40,050	n/a	100,123	n/a	01.01.02–31.12.04

		24.02.03	2.37	59,916	n/a	149,789	n/a	01.01.03–31.12.05

Directors who resigned during 2003

Dr B R O’Neill	2	05.03.01	4.37	56,202	n/a	140,504	n/a	01.01.01–31.12.03

(all awards lapsed 21.05.03)		28.03.02	3.25	75,786	n/a	189,463	n/a	01.01.02–31.12.04

		24.02.03	2.37	110,549	n/a	276,371	n/a	01.01.03–31.12.05

P J Drechsler	2	05.03.01	4.37	14,393	14,394	35,985	28,787	01.01.01–31.12.03

(all awards lapsed 16.06.03)		28.03.02	3.25	19,409	19,409	48,521	38,818	01.01.02–31.12.04

		24.02.03	2.37	27,848	27,848	69,620	55,696	01.01.03–31.12.05

(1)	The number of shares comprising the PGP awards is determined by the average share price of ICI Ordinary Shares for the month of December prior to the commencement of the performance period. In the case of the grants made on 5 March 2001 and 28 March 2002 the December average share price shown in the table is adjusted for the effect of the Rights Issue. In accordance with the disclosure legislation the Company is required to state the market price of its shares on the date of the award and these were as follows: 5 March 2001 £5.33, 28 March 2002 £3.42, 24 February 2003 £1.57 and 11 August 2003 £1.63. The price for 2001 is not adjusted for the impact of the Rights Issue.

(2)	The conditional share award in the table above made on 5 March 2001 is stated after an increase due to the impact of the Rights Issue, using an adjustment factor as determined by the Remuneration Committee.

(3)	On appointment as Chief Executive Dr J D G McAdam received a supplementary award for 2003 in accordance with the increase in his salary on appointment.

(4)	Mr W H Powell’s awards are in the form of ADRs, but for the purpose of this table have been disclosed in terms of Ordinary Share equivalents.

(5)	Prior to being appointed Directors, Mr W H Powell and Mr T A Scott participated in cash based long-term incentive plans operated by the Group. The performance period relating to these awards ended on 31 December 2002. Mr Powell received no payment in respect of his units and Mr Scott received £9,773 in respect of his service as a Director during the performance period.

(6)	No variations to awards were made during 2003.

Shares vested under the Performance Growth Plan
(audited)

The following shares in respect of the performance period 1 January 2001 to 31 December 2003 vested on 6 February 2004.

	Ordinary Shares vested			Percentage of maximum number of Ordinary
Shares that could be awarded
	Number of shares	Share price at	Value of shares	TSR	Economic	Total
	vested	date of	at date of	measure	Profit
		vesting	vesting		measure
		£	£	%	%	%

Dr J D G McAdam	20,088	2.18	43,792	–	65	29

For comparative purposes, the value of shares vesting in 2002 was £38,422.

The award vesting to Dr J D G McAdam is in respect of his employment as the Chairman and Chief Executive of ICI Paints. Growth in Economic Profit for ICI Paints was above the target levels for the Business and this is reflected in the shares vested to Dr McAdam. The awards to Mr W H Powell and Mr T A Scott for the 2001 to 2003 performance period lapsed. The award, based on the TSR condition, to Dr McAdam also lapsed.

42	ICI ANNUAL REPORT AND ACCOUNTS 2003

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Directors’ interests in share options
(audited)

Individual annual option grants to Executive Directors during 2003 were in a range of 125% to 250% of salary, reflecting market practice (UK or US, as appropriate). Grants were made subject to a performance condition that over a three-year period in the life of the option the growth in ICI’s earnings per share (excluding amortisation of goodwill and exceptional items) must be equal to, or greater than, the increase in the UK Retail Prices Index plus 3% per annum. In the light of the Company’s current business outlook and the quantum of the grants involved, the Remuneration Committee considered this to be an appropriately challenging condition for option grants made in 2003. These were the last grants to be made under the current scheme. The Performance Condition that will apply to the new option plan, subject to shareholder approval, is set out on page 39.

No gains were realised on the exercise of share options during 2003 or 2002.

		Options		Options		Options
		outstanding at		granted		lapsed during
		1 January 2003		during 2003		2003		Options outstanding at 31 December 2003
		(note 1)		(note 2)
		Number of		Number of		Number of		Number of		Exercise	Date of	Earliest date	Latest
		shares		shares		shares		shares		price	grant	from which	expiry
								(note 3)				exercisable	date
	notes									£		(note 4)

Directors as at 31 December 2003

Dr J D G McAdam		24,545						24,545		10.077	18.05.98	18.05.01	17.05.08

	5	108,121						108,121		5.454	29.04.99	29.04.02	28.04.09

		90,416						90,416		4.242	21.02.00	21.02.03	20.02.10

		138,564						138,564		4.292	05.03.01	05.03.04	04.03.11

		149,647						149,647		2.840	13.03.02	13.03.05	12.03.12

				465,251				465,251		1.340	17.03.03	17.03.06	16.03.13

	6			654,761				654,761		1.680	11.08.03	11.08.06	10.08.13

		532	†			(532	)†	–		3.038	08.12.00	01.02.06	31.07.06

		6,319	†			(6,319	)†	–		2.366	12.12.01	01.02.07	31.07.07

				8,145	†			8,145	†	1.580	11.12.03	01.02.09	31.07.09

D C M Hamill				386,138				386,138		2.020	10.12.03	10.12.06	09.12.13

W H Powell	3,7	39,104						39,104		8.466	04.08.97	04.08.00	03.08.07

		31,284						31,284		10.077	18.05.98	18.05.01	17.05.08

		92,380						92,380		4.482	08.03.99	08.03.02	07.03.09

		98,708						98,708		5.690	28.05.99	28.05.02	27.05.09

		192,696						192,696		4.242	21.02.00	21.02.03	20.02.10

		272,816						272,816		4.292	05.03.01	05.03.04	04.03.11

		337,452						337,452		2.840	13.03.02	13.03.05	12.03.12

				820,808				820,808		1.340	17.03.03	17.03.06	16.03.13

T A Scott		9,863						9,863		10.077	18.05.98	18.05.01	17.05.08

	5	25,311						25,311		5.454	29.04.99	29.04.02	28.04.09

		46,386						46,386		4.242	21.02.00	21.02.03	20.02.10

		116,440						116,440		4.292	05.03.01	05.03.04	04.03.11

		143,045						143,045		2.840	13.03.02	13.03.05	12.03.12

				440,438				440,438		1.340	17.03.03	17.03.06	16.03.13

		2,412	†					2,412	†	3.943	02.10.98	01.12.03	31.05.04

		1,367	†					1,367	†	4.092	26.11.99	01.02.05	31.07.05

		532	†					532	†	3.038	08.12.00	01.02.06	31.07.06

				4,694	†			4,694	†	1.580	11.12.03	01.02.09	31.07.09

†	Grants awarded under the UK all-employee Sharesave Scheme in which UK Executive Directors may participate. No performance conditions are attached to options granted under this scheme as it is an all–employee share option scheme.

ICI ANNUAL REPORT AND ACCOUNTS 2003	43

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remuneration report

Directors’ interests in share options (continued)
(audited)

		Options		Options	Options		Options outstanding at 31 December 2003
		outstanding at		granted	lapsed during
		1 January 2003		during 2003	2003
		(note 1)		(note 2)
		Number of		Number of	Number of	Number of	Exercise	Date of	Earliest date	Latest
		shares		shares	shares	shares	price	grant	from which	expiry
						(note 3)			exercisable	date
	note						£		(note 4)

Directors who resigned during 2003

Dr B R O’Neill	8	123,474				123,474	10.077	18.05.98	18.05.01	30.04.05

	5	302,373				302,373	5.454	29.04.99	29.04.02	30.04.05

		270,957				270,957	4.242	21.02.00	21.02.03	30.04.05

		322,249				322,249	4.292	05.03.01	05.03.04	30.04.05

		324,823				324,823	2.840	13.03.02	13.03.05	30.04.05

				975,167	(975,167)	–	1.340	17.03.03	17.03.06	21.05.03

		6,991	†		(6,991)†	–	2.366	12.12.01	01.02.07	21.05.03

P J Drechsler	8	45,554			(45,554)	–	5.039	22.03.93	22.03.96	21.03.03

		13,605			(13,605)	–	5.528	24.06.93	24.06.96	23.06.03

		5,658				5,658	6.217	09.05.95	09.05.98	08.05.05

		6,501			(6,501)	–	7.454	07.05.96	07.05.99	16.06.03

		11,919			(11,919)	–	8.466	04.08.97	04.08.00	16.06.03

		22,314				22,314	10.077	18.05.98	18.05.01	16.06.05

	5	100,790				100,790	5.454	29.04.99	29.04.02	16.06.05

		84,231			(84,231)	–	4.242	21.02.00	21.02.03	16.06.03

		128,375			(128,375)	–	4.292	05.03.01	05.03.04	16.06.03

		138,644			(138,644)	–	2.840	13.03.02	13.03.05	16.06.03

				307,835	(307,835)	–	1.340	17.03.03	17.03.06	16.06.03

		931	†		(931)†	–	3.038	08.12.00	01.02.06	16.06.03

		5,592	†		(5,592)†	–	2.366	12.12.01	01.02.07	16.06.03

†	Grants awarded under the UK all-employee Sharesave Scheme in which UK Executive Directors may participate. No performance conditions are attached to options granted under this scheme as it is an all–employee share option scheme.

(1)	No variations were made to Directors’ options or the terms and conditions of any Directors’ options during the year 2003 or the period ended 9 February 2004.

(2)	No amount was paid for the award of any options.

(3)	Grants made under the share option scheme have been made subject to an earnings per share performance condition outlined in the first paragraph on page 43. The grant to Mr W H Powell in 1997 is an exception as it was made before he was appointed a Director and is not subject to a performance condition, in accordance with ICI’s practice in the USA at that time. Options granted in 2001 failed to meet their performance condition on their first test. The options granted in 2000 which have yet to meet their performance condition, again failed on re-testing. The performance conditions relating to these options will be retested in one year’s time.

(4)	The earliest date from which an option is exercisable is subject to any outstanding performance condition being met.

(5)	In accordance with the Listing Rules of the Financial Services Authority, the annual grant of share options made on 29 April 1999 to certain Executive Directors and certain individuals involved with the then proposed disposal of businesses to Huntsman ICI Holdings LLC was delayed. As a result of this delay, those participants were granted fewer options at a higher exercise price than would have been the case had the grants been made to them at the same time as they were made to all other participants at an exercise price of £4.33 (adjusted for the Rights Issue). The Remuneration Committee decided that those individuals so affected should receive the same gross gain at the time they exercise their options as if the grant had not been delayed.

(6)	Following his appointment as Chief Executive Dr J D G McAdam received a one-off option grant of two times salary in addition to his annual grant.

(7)	Mr W H Powell’s options are awarded in the form of Stock Appreciation Rights, denominated in ADRs, but for the purpose of this table have been disclosed in terms of Ordinary Share option equivalents at the price of the ICI shares at the date of grant. Any gain on exercise of these awards is delivered in the form of ADRs.

(8)	In accordance with their departure terms, options granted in 2003 to Dr B R O’Neill and Mr P J Drechsler were lapsed. As set out on page 48, Dr O’Neill and Mr Drechsler retained certain other options that were granted under the ICI Senior Staff Share Option Scheme. These options have been retained for period of up to two years and remain subject to any performance conditions prevailing at the date of termination of employment of these Directors. Option grants under the UK all-employee Sharesave Scheme lapsed.

(9)	The market price of the shares at 31 December 2003 was £1.99 and the range during 2003 was £0.90 to £2.375. The Register of Directors’ Interests (which is open to inspection by shareholders) contains full details of Directors’ shareholdings and options to subscribe for shares.

(10)	The Chairman and Non-Executive Directors are not eligible for share option grants.

(11)	During the period 1 January 2004 to 9 February 2004 there were no changes in the interests of Directors in options.

44	ICI ANNUAL REPORT AND ACCOUNTS 2003

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Retirement benefits
Details of the accrued pension to which each Director is entitled on leaving service, and the transfer value of those accrued pensions are shown in the table below. A transfer value is the present value lump sum equivalent of the accrued pension and is calculated in accordance with the Guidance Note published by the Institute and Faculty of Actuaries (GN 11).

Directors’ pension benefits
(audited)

			Defined benefit pension plans				Defined contribution
							pension plans

		Additional	Accrued	Transfer value	Transfer value	Increase in	Contributions	Contributions
		pension	pension at	of accrued	of accrued	transfer value	2003	2002
		accrued	31 December	pension at	pension at	of accrued
		in 2003	2003	1 January	31 December	pension
		(note 1)	(note 2)	2003	2003	during year
						(note 3)
	Notes	£000 p.a.	£000 p.a.	£000	£000	£000	£000	£000

Dr J D G McAdam	4,5	134	362	3,011	5,276	2,242	–	–

D C M Hamill	6	n/a	n/a	n/a	n/a	n/a	2	–

W H Powell	7	22	299	3,529	4,051	522	15	23

T A Scott	4	26	143	715	1,032	302	–	–

Directors who resigned in 2003

Dr B R O’Neill	8	1	8	81	99	16	46	155

P J Drechsler	9	6	144	979	1,204	216	–	–

(1)	The additional annual pension accrued during the year, payable at normal retirement age (or date of retirement).

(2)	The accrued annual pension at the end of the year (or date of termination of employment), payable at normal retirement age (or date of retirement).

(3)	The changes in transfer values (which are net of contributions by Directors) over the year reflect any changes in pensionable pay and the service of each Director. They also take into account changes in the actuarial assumptions, particularly those related to equity and bond returns.

(4)	Dr J D G McAdam and Mr T A Scott participate in the ICI Specialty Chemicals Pension Fund. Pensionable salary under this plan includes annual bonus, subject to a maximum of 20% of base salary for Dr McAdam and 15% of base salary for Mr Scott. The pensionable element of bonus is particular to these two Executive Directors and reflects their terms of employment and continuous pensionable service prior to their transfer from Unilever to ICI in 1997, on the acquisition of certain specialty chemicals businesses. This pensionable bonus element entitlement has been frozen since the time of transfer and has not been increased in line with increases in ICI’s bonus levels.

(5)	The increase in transfer value for Dr J D G McAdam reflects the increase in salary on his promotion to Chief Executive and the effect of this on his 29 years accrued pensionable service. This increase is in accordance with the rules of the ICI Specialty Chemicals Pension Fund.

(6)	Mr D C M Hamill participates in the ICI UK Retirement Plan, a defined contribution plan, in respect of base salary up to the Inland Revenue earnings cap (currently £99,000 for 2003/4). He also receives a retirement benefits allowance, payable in cash and subject to income tax, in respect of base salary above this cap. This allowance is reported in the Directors’ emoluments table on page 41 and for the period from his appointment as a Director on 8 December totalled £5,073.

(7)	Mr W H Powell participates in the National Starch and Chemical Company Pension Plan for Salaried Employees and the Supplementary Retirement and Savings Plan of National Starch and Chemical Company. Under these Plans, pension is based on average pay, including annual bonus, during the previous five years, during which time Mr Powell was promoted to Chairman and Chief Executive Officer of National Starch and Chemical Company. He also participates in two defined contribution plans, for which the employer’s contributions are set out above. Mr Powell’s figures reflect not only the change in value of benefits but also changes in exchange rates used for the translation to sterling.

(8)	Dr B R O’Neill, who resigned on 8 April 2003, participated in the ICI Pension Fund in respect of base salary up to the Inland Revenue earnings cap (currently £99,000 for 2003/4). He also belonged to a funded unapproved retirement benefits scheme, in respect of base salary above this cap, for which the contributions are subject to income tax and are set out above. Data relates to the date of Dr O’Neill’s termination of employment, or the part-year ending on that date, as appropriate.

(9)	Mr P J Drechsler, who resigned on 24 March 2003, participated in the ICI Pension Fund. Data relates to the date of Mr Drechsler’s termination of employment, or the part-year ending on that date, as appropriate.

(10)	No Director received an enhancement to his contractual pension benefit during the year with the exception of variations in accordance with Dr B R O’Neill’s and Mr P J Drechsler’s termination agreements as set out on page 48.

(11)	The Listing Rules of the Financial Services Authority are different from the Directors’ Remuneration Report Regulations 2002 and require the following disclosures for defined benefit plans which are calculated on an alternative basis to those disclosed in the table above.

• Additional annual pension accrued in 2003 (net of inflation): Dr J D G McAdam £127,380; Mr W H Powell £21,581; Mr T A Scott £21,810; Dr B R O’Neill £590; Mr P J Drechsler £1,380.

• Transfer values at 31 December 2003 of the increase in accrued pension (net of inflation and contributions by the Director): Dr J D G McAdam £1,866,300; Mr W H Powell £522,457; Mr T A Scott £143,200; Dr B R O’Neill £5,000; Mr P J Drechsler £2,300.

ICI ANNUAL REPORT AND ACCOUNTS 2003	45

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remuneration report

Directors’ interests in shares
(audited)
	Notes	1 January	31 December
		2003	2003
		or date of
ICI Ordinary Shares		appointment

Lord Trotman	1	76,090	75,272

P B Ellwood		–	6,746

Dr J D G McAdam	2,3	33,018	111,068

D C M Hamill	3	–	–

W H Powell	3,4	76,012	76,012

T A Scott	2,3	28,308	46,648

A Baan		3,791	10,000

Lord Butler		1,636	1,636

J T Gorman	5	13,524	14,184

R N Haythornthwaite		6,666	12,791

Consistent with the policy on personal shareholding, no Executive Directors have disposed of shares acquired via Company share-based plans except to meet consequent income tax liabilities.

In addition to the interests in the table above, on 6 February 2004 Dr J D G McAdam became entitled to Ordinary Shares awarded to him under the Performance Growth Plan (PGP), as detailed in the table of “Shares Vested” on page 42. Dr J D G McAdam, Mr T A Scott and Mr W H Powell have conditional interests in PGP awards made in 2002 and 2003, as set out on page 42.

All shares held by Directors are held beneficially.

(1)	Lord Trotman’s interest in shares at 1 January 2003 comprised 818 Ordinary Shares and 18,818 ADRs (representing 75,272 Ordinary Shares). As at 31 December 2003 his interest in shares comprised 18,818 ADRs (representing 75,272 Ordinary Shares).

(2)	At 1 January 2003 Dr J D G McAdam and Mr T A Scott each had a contingent interest in matched shares provided in respect of the 1999 bonuses under the Bonus Conversion Plan. This plan operated for the last time in respect of that year. As described in note 7 to the Directors’ emoluments table on page 41, during 2003 Dr McAdam and Mr Scott acquired a beneficial interest in these shares.

(3)	Dr J D G McAdam, Mr D C M Hamill, Mr W H Powell and Mr T A Scott are potential beneficiaries of the Company’s employee benefit trust, which is used to satisfy awards under the senior staff share plans, and are therefore treated as interested in the 8.7m (2002 9.3m) shares, including ADRs expressed as Ordinary Share equivalents held by the trustee at 31 December 2003. Their interests at 9 February 2004 were 8.7m shares.

(4)	Mr W H Powell’s interest in shares at 1 January 2003 and at 31 December 2003 comprised 16 Ordinary Shares and 18,999 ADRs (representing 75,996 Ordinary Shares).

(5)	Mr J T Gorman’s interest in shares at 1 January 2003 comprised 3,381 ADRs (representing 13,524 Ordinary Shares) and at 31 December 2003 comprised 3,546 ADRs (representing 14,184 Ordinary Shares).

During the period 1 January 2004 to 9 February 2004 there were no changes in the interests of Directors in shares other than as set out above in respect of the employee benefit trust.

46	ICI ANNUAL REPORT AND ACCOUNTS 2003

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Remuneration Committee

Role and membership
The Remuneration Committee determines, on behalf of the Board, the Company’s policy on the remuneration of the Chairman, Executive Directors and the most senior management of the Company. The Committee determines the total remuneration packages for these individuals including any compensation on termination of office.

The Committee is comprised exclusively of the independent Non-Executive Directors of the Company. The members of the Remuneration Committee during the year were:

Mr R N Haythornthwaite (Chairman)
Mr A Baan
Lord Butler
Mr P B Ellwood
Mr J T Gorman.

Mr Ellwood ceased to be a member of the Remuneration Committee on his appointment as Chairman on 1 January 2004.

The Committee members have no personal financial interest, other than as shareholders, in the matters to be decided.

The constitution and operation of the Committee comply with The Combined Code on Corporate Governance appended to the Financial Services Authority Listing Rules.

The terms of reference of the Committee are available on the Company’s website, (www.ici.com) or on request, from the Company Secretariat at the Registered Office.

Directors’ service agreements and letters of engagement
(not subject to audit)

Executive Directors
It is the Remuneration Committee’s policy that Executive Directors are employed on contracts subject to no more than 12 months’ notice, in accordance with current corporate governance best practice. The Remuneration Committee strongly endorses the principle of mitigation of damages on early termination of a service agreement.

The dates of current Executive Directors’ service agreements, the dates on which their appointments took effect and the current expiry dates of their agreements are as follows:

Executive Directors	Date of service agreement	Effective date	Expiry date

Dr J D G McAdam	14.10.03	09.04.03	Terminable on 12 months’ notice

D C M Hamill	28.10.03	08.12.03	Terminable on 12 months’ notice

W H Powell	17.02.00	02.02.00	Terminable on 12 months’ notice (note 1)

T A Scott	11.05.01	23.05.01	Terminable on 12 months’ notice (note 2)

(1)	Mr W H Powell’s appointment as an Executive Director of the Company, which is non-remunerative, is terminable by either party giving not less than 12 months’ notice in writing. Mr Powell is separately employed by National Starch and Chemical Company as Chairman and Chief Executive and this employment is terminable on 12 months’ notice.

(2)	In addition to the normal notice provisions, the Company may also terminate Mr T A Scott’s service agreement at any time with immediate effect on payment in lieu of notice equivalent to 12 months’ gross base salary together with the gross value of the other benefits Mr Scott is entitled to receive under his service agreement (see the table of Directors’ emoluments on page 41 for a description of these benefits) as at the date of termination.

There are no express provisions for compensation payable upon early termination of an Executive Director’s contract other than as detailed above.

ICI ANNUAL REPORT AND ACCOUNTS 2003	47

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Contents to the Accounts

trading market for ordinary shares;
defaults, dividend arrearages and delinquencies

Trading market for Ordinary Shares
The authorised share capital of the Company comprises 1,400,000,000 Ordinary Shares of £1 each. At the close of business on 31 December 2003, 1,191,200,376 Ordinary Shares were in issue.

The principal trading market for the Company’s Ordinary Shares is the London Stock Exchange. ADSs (each representing four Ordinary Shares) evidenced by ADRs issued by JPMorgan Chase Bank, as depositary, are listed on the New York Stock Exchange.

	Total	In the United States

Number of record holders of:

Ordinary Shares as at 1 January 2004	163,715	726

ADSs as at 9 February 2004	2,434	2,378

As of 9 February 2004 the proportion of Ordinary Shares represented by ADSs was 9.0% of the Ordinary Shares in issue.

The following table shows, for the years and months indicated, the reported high and low middle market values for the Company’s Ordinary Shares on the London Stock Exchange and the reported high and low sale prices of ADSs on the New York Stock Exchange:

	£1 Ordinary Shares		ADSs
	Year/month	Year/month	Year/month	Year/month
	high	low	high	low
	£	£	US$	US$

Year

1999	8.24	4.60	52.63	31.00

2000	6.74	3.54	45.19	20.44

2001	5.57	2.83	33.19	17.16

2002

First quarter	4.30	2.68	21.15	16.39

Second quarter	3.39	2.85	19.90	17.18

Third quarter	3.25	2.03	19.60	12.85

Fourth quarter	2.61	2.04	16.56	12.88

Year	4.30	2.03	19.90	12.85

2003

First quarter	2.38	0.92	15.43	6.00

Second quarter	1.48	0.90	9.86	5.82

Third quarter	2.10	1.22	13.20	8.36

Fourth quarter	2.13	1.69	14.39	11.39

Year	2.38	0.90	15.43	5.82

2003

July	1.71	1.22	10.94	8.36

August	1.94	1.63	12.40	10.57

September	2.10	1.64	13.20	10.90

October	1.96	1.69	13.28	11.39

November	2.13	1.93	14.39	13.06

December	2.05	1.85	14.33	13.04

2004

January	2.30	1.94	16.75	14.25

February (through to 9 February 2004)	2.20	2.10	16.34	15.43

The share price on 9 February 2004 was £2.17; the ADR price was $16.17.

On 4 February 2002 ICI announced a 7 for 11 Rights Issue. Dealings in nil paid Ordinary Share rights and ADS rights began on 26 February 2002.

Defaults, dividend arrearages and delinquencies
(a)	There has been no material default in the payment of principal, interest, a sinking or purchase fund instalment, or any other material default with respect to any indebtedness for or in respect of monies borrowed or raised by whatever means of the Company or any of its significant subsidiaries.

(b)	There have been no arrears in the payment of dividends on and no material delinquency with respect to any class of preferred stock of any significant subsidiary of the Company.

ICI ANNUAL REPORT AND ACCOUNTS 2003	113

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Contents to the Accounts

shareholder information

Control of Company
(a)   So far as the Company is aware, it is neither directly nor indirectly owned or controlled by one or more corporations.

(b)   (i)   Set out below is information regarding interests in the Company’s Ordinary Shares appearing in the Register of Interests in Shares maintained by the Company:

	As at 8 March 2002		As at 10 February 2003		As at 9 February 2004
Identity of Group	Amount	Per cent	Amount	Per cent	Amount	Per cent
	owned	of class	owned	of class	owned	of class
	(number		(number		(number
	of shares)		of shares)		of shares)
	millions		millions		millions

Barclays PLC	n/a	n/a	n/a	n/a	112.5	9.45

JPMorgan Chase Bank*	95.6	13.13	110.9	9.31	107.4	9.01

Brandes Investment Partners LLC	88.3	12.13	103.7	8.71	102.0	8.56

Franklin Resources Inc	35.4	4.86	44.9	3.77	n/a	n/a

Artisan Partners LP	n/a	n/a	37.4	3.14	82.0	6.89

Standard Life Investments Ltd	n/a	n/a	n/a	n/a	44.7	3.75

Legal & General Investment Management	n/a	n/a	n/a	n/a	44.3	3.72

*   This interest relates to ADRs issued by JPMorgan Chase Bank, as Depositary, which evidence ADSs.

No other person held an interest in shares, comprising 3% or more of the issued Ordinary Share Capital of the Company, appearing in the Register of Interests in Shares maintained under the provisions of Section 211 of the Companies Act 1985.

The voting rights of the major shareholders, listed in the table above, do not differ from those of any other shareholder of the Company’s Ordinary Shares.

(iii) During the period from 31 December 2003 to 9 February 2004 there were no changes in the beneficial or non-beneficial interests of the Directors in the Ordinary Share Capital of the Company.

(c)	The Company does not know of any arrangements the operation of which might result in a change in control of the Company.

Exchange controls and other limitations affecting security holders
(a)	There are no governmental laws, decrees or regulations in the UK restricting the import or export of capital or affecting the remittance of dividends, interest or other payments to non-resident holders of the Company’s Ordinary Shares or ADSs. However, a 1.5% stamp duty reserve tax is payable upon the deposit of ICI Ordinary Shares in connection with the creation of, but not subsequent dealing in, ADRs. This is in lieu of the normal 0.5% stamp duty on all purchases of Ordinary Shares.

(b)	There are no limitations under English Law or the Company’s Memorandum and Articles of Association on the right of non-resident or foreign owners to be the registered holders of and to vote Ordinary Shares of the Company.

114	ICI ANNUAL REPORT AND ACCOUNTS 2003

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Contents to the Accounts

Taxation
The following discussion is intended as a general guide only. Shareholders who are in any doubt with regard to tax matters, or who are resident in countries other than the USA should consult their tax adviser.

The Double Taxation (Income) Convention of 1975 (“the Old Convention”) between the United Kingdom and the United States has been renegotiated and a new Convention (“the New Convention”) signed on 24 July 2001 has been ratified by the US and UK governments. The New Convention has come into force. US resident shareholders may elect to apply the Old Convention to dividends received on or prior to 30 April 2003. The Old Convention ceased to apply to any dividends paid after 1 May 2003.

The following summary of the principal UK and certain US tax consequences of ownership of Ordinary Shares or ADSs, held as capital assets by US resident shareholders is based on current UK and US Federal tax law and practice and in part on representations of JPMorgan Chase Bank as Depositary for ADSs and assumes that each obligation in the deposit agreement among the Company, the Depositary and the holders from time to time of ADSs and any related agreement will be performed in accordance with its terms. The US Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming, by US holders of ADSs, of foreign tax credits for US federal income tax purposes. Accordingly, the analysis of the creditability of UK taxes described below could be affected by future actions that may be taken by the US Treasury.

Taxation of dividends paid to US Shareholders
An individual shareholder who is resident in the UK for UK tax purposes and who receives a dividend from the Company is entitled to claim a tax credit in the UK against its income tax liability attributable to the dividend. Under the Old Convention, certain US resident shareholders that receive a dividend from the Company are entitled to a payment equal to this UK tax credit (the “Tax Credit Amount”), subject to a UK withholding currently in an amount equal to the Tax Credit Amount (the “UK Withholding”). For US federal income tax purposes, the sum of the dividend paid and any associated Tax Credit Amount, for US resident shareholders who elect to apply the Old Convention to dividends received on or prior to 30 April 2003, is includible in gross income by US resident shareholders as ordinary dividend income. For foreign tax credit limitation purposes, such dividend is foreign source “passive income” (or, in the case of certain holders, “financial services income”). The UK withholding is treated as a foreign income tax which may, subject to certain restrictions and limitations, be eligible for credit against a US resident shareholder’s US federal income tax liability (or deductible by such shareholder in computing taxable income).

Shareholders should note that under the New Convention no foreign tax credit is available in respect of any associated tax credit or UK withholding with respect to any dividend payment.

No dividends received deduction is allowed to US resident corporate shareholders with respect to dividends paid by the Company.

Subject to applicable limitations that may vary depending upon a US resident shareholder’s individual circumstances, dividends paid to non-corporate US resident shareholders in taxable years beginning before 1 January 2009 will be taxable at a maximum tax rate of 15%. Non-corporate US resident shareholders should consult their own tax advisers to determine whether they are subject to any special rules that limit their ability to be taxed at this favourable rate.

Taxation on capital gains
In certain circumstances, when a shareholder in the UK sells shares, liability to tax in respect of capital gains is computed by reference to the market value of the shares on 31 March 1982. The market value of ICI Ordinary Shares at 31 March 1982, for the purposes of capital gains tax, was 309p.

ICI and Zeneca demerged on 1 June 1993. Post-demerger ICI shares inherited a base cost for capital gains equivalent to 0.50239 of their pre-demerger base cost.

For the purposes of UK taxation of capital gains (“CGT”), the issue of new ICI shares in the rights issue was regarded as a reorganisation of the share capital of ICI. New shares acquired by taking up an entitlement under the rights issue were treated as the same asset as, and having been acquired at the same time as and at the same aggregate cost as, the prior holding of ICI shares. The subscription money for the new shares was added to the base cost of the existing holding. (In the case of shareholders within the charge to corporation tax, indexation allowance applies to the amount paid for the new shares only from the date the amount was paid or liable to be paid.)

Under the New Convention each contracting state may, in general, tax capital gains in accordance with the provisions of its domestic law. Under present UK law, individuals who are neither resident nor ordinarily resident in the UK, and companies which are not resident in the UK will not generally be liable to UK tax on capital gains made on the disposal of their Ordinary Shares or ADSs, unless such Ordinary Shares or ADSs are held in connection with a trade, profession or vocation carried on in the UK through a branch or agency. However, an individual who is temporarily resident outside the UK may, in certain circumstances, be subject to tax on gains realised whilst he or she is resident outside the UK.

A US resident shareholder will recognise capital gain or loss for US federal income tax purposes on the sale or exchange of the Ordinary Shares or ADSs in the same manner as on the sale or exchange of any other shares held as capital assets. Any gain or loss will generally be US source income or loss. US resident shareholders should consult their own tax advisers about the treatment of capital gains.

UK inheritance tax
Under the current Double Taxation (Estates) Convention (the “Estate Tax Convention”), between the US and the UK, Ordinary Shares or ADSs held by an individual shareholder who is domiciled for the purposes of the Estate Tax Convention in the US, and is not for the purposes of the Estate Tax Convention a national of the United Kingdom, nor resident in the UK for the last seven out of ten tax years, will generally not be subject to the UK inheritance tax on the individual’s death nor on a chargeable gift of the Ordinary Shares or ADSs during the individual’s lifetime provided that any applicable US federal gift or estate tax liability is paid, unless the Ordinary Shares or ADSs are part of the business property of a permanent establishment of the individual in the UK or, in the case of a shareholder who performs independent personal services, pertain to a fixed base situated in the UK. Where the Ordinary Shares or ADSs have been placed in trust by a settlor who, at the time of settlement, was a US resident shareholder, the Ordinary Shares or ADSs will generally not be subject to UK inheritance tax unless the settlor, at the time of settlement, was not domiciled in the US or was a UK national. In the exceptional case where the Ordinary Shares or ADSs are subject both to UK inheritance tax and to US federal gift or estate tax, the Estate Tax Convention generally provides for double taxation to be relieved by means of credit relief.

ICI ANNUAL REPORT AND ACCOUNTS 2003	115

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Contents to the Accounts

shareholder information continued

RISK FACTORS
ICI operates in competitive markets. If the Group does not continue to compete in its markets effectively by developing innovative products and responding effectively to the activities of its competitors, it could lose customers and its results of operations could be adversely affected.

ICI has a wide portfolio of business units competing across a diverse range of geographic and product markets. The Group’s business may be adversely affected if it does not continue to develop innovative products that satisfy customer needs and preferences, develop new technology or enhance existing technology that supports product development or provides cost or other advantages over its competitors, and attract and retain skilled employees that are key to creating new products. Because the Group is subject to price competition from its competitors, it must also continue to satisfy these objectives while maintaining a competitive cost base.

In addition, some of ICI’s competitors in certain markets are larger and have greater financial resources than the Group, which may enable them to deliver products on more attractive terms or to invest larger amounts of capital into their businesses, including expenditures for research and development. If any of the Group’s current or future competitors develop proprietary technology that enables them to produce new products or services or to deliver existing products or services at a significantly lower cost, the Group’s products and services could be rendered uneconomical or obsolete.

While some of the Group’s product range comprises products and services that are protected by proprietary knowledge or patents, some of its businesses use technology that is widely available. Accordingly, certain product segments of the Group’s business may be vulnerable to new competitors and may be adversely affected by increased price competition. Any of these developments could lead to a loss of customers and could adversely affect the Group’s results of operations.

The price volatility of some of the raw materials ICI uses could adversely affect its results of operations

ICI uses significant amounts of various chemicals and other materials as raw materials in manufacturing its products. Prices for some of these raw materials are volatile and are affected by cyclical movements in commodity prices, availability of such raw materials, demand for a variety of products which are produced using these raw materials, levels of price competition among local and global suppliers and general economic conditions. The Group’s diverse portfolio of value added products provides some ability to pass on higher input prices to its customers, but this ability is, to a large extent, dependent upon market conditions. There may be periods of time in which the Group is not able to recover increases in the cost of raw materials for some products due to weakness in demand for such products or the actions of its competitors. This may adversely affect the Group’s results of operations.

The occurrence of major operational problems could have an adverse effect on the Group’s results of operations and cash flow.

The Group’s revenues are dependent on the continued operation of its various manufacturing facilities. Operational risks include:

•	equipment and systems failures;

•	failure to comply with applicable regulations and standards and to maintain necessary permits and approvals;

•	raw material supply disruptions;

•	labour force shortages or work stoppages;
•	events impeding or increasing the cost of transporting products;

•	natural disasters; and

•	terrorist attacks.

While the Group maintains insurance at levels that it believes are typical for its industry, some of these operational risks and problems could result in uninsured losses or liabilities or in losses and liabilities in excess of its insurance coverage. The occurrence of major operational problems resulting from the above or other events may have an adverse effect on the results of operations of a particular manufacturing facility, or with respect to certain of these risks, the results of operations and cash flow of the Group as a whole.

ICI derives a significant percentage of its revenue in some of its businesses from sales to major customers, and if it is unable to retain these customers, its results of operations could be adversely affected.

While no single customer accounted for more than 10% of Group sales in 2003, sales to major customers in some of its businesses, particularly in the Paints and Quest businesses, are significant. ICI believes that the wide selling range and nature of the specialty products it supplies reduce the potential adverse consequences of the loss of business from any one customer for any one of its products or in any one of its businesses. Nevertheless, the loss of major customers, without replacement, could have an adverse effect on results of operations.

The Group’s reliance on key suppliers in some of its businesses could result in an adverse effect on results of operations.

Some of the Group’s business units rely on a small number of suppliers for their key raw materials. If any of these suppliers is unable to meet its obligations or increases its prices, the Group may not be able to find a replacement supplier that is able to provide such raw materials on similar terms. Consequently, the Group may be forced to pay higher prices to obtain raw materials, which it may not be able to pass on to its customers in the form of increased prices for its finished products. In addition, some of the raw materials used may become unavailable, and there can be no assurance that the Group will be able to obtain suitable and cost effective substitutes. Furthermore, any consolidation in the industries that supply the Group’s raw materials could further reduce the number of available suppliers. Any interruption of supply or price increases caused by these or other factors, which the Group is not able to mitigate by securing satisfactory replacement suppliers, could have an adverse effect on its results of operations.

ICI’s indebtedness and resulting leverage could reduce its operational and competitive flexibility, increase its vulnerability to adverse economic and industry conditions, increase its interest costs and adversely affect results of operations and cash flow.

ICI’s outstanding net indebtedness amounted to £1.33bn as of 31 December 2003. ICI’s indebtedness could affect the Group in adverse ways, in particular by requiring the Group to dedicate a significant portion of its operational cash flow to service payments on such indebtedness, and by limiting its ability to borrow additional funds or refinance existing indebtedness on attractive terms. Furthermore, its indebtedness could increase its vulnerability to adverse economic and industry conditions, limit its ability to fund future capital expenditures, research and development and other general corporate requirements and limit its flexibility to react to changes in its business and the industries in which the Group operates.

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RISK FACTORS (continued)
In addition, like many other companies, ICI is dependent on its ability to obtain short-term financing to fund a portion of its financing requirements. While ICI has access to £877m in committed and undrawn bank facilities as of 31 December 2003, limitations on ICI’s ability to access short-term financing could increase its interest costs and could adversely affect its results of operations and cash flow.

A decision by the rating agencies to downgrade ICI’s credit rating would reduce its funding options, increase its cost of borrowings and have an adverse impact on results of operations and cash flow.

A number of factors, some of which are not within the Group’s control, may, individually or in combination, affect the rating agencies’ view of the Group’s credit profile and lead them to place the Group on credit watch or downgrade its credit rating, including:

•	the absence of an upturn in global economic activity in 2004;

•	a significant deterioration in the Group’s trading position;

•	a significant deterioration in the economic environment in which the Group operates;

•	the incurrence of substantial costs arising from the Group’s contingent liabilities;

•	the inability of the Group to generate free cash flow by 2005; or

•	the occurrence of any of the events described in the other risk factors contained in this Annual Report and Accounts.

Although the Group is currently rated investment grade by the major US rating agencies, its ratings were lowered by Moody’s in 2003. Any further downgrade of the Group’s credit rating would reduce its funding options (including a loss of access to the major commercial paper and money markets), would significantly increase its cost of borrowings and would have an adverse effect on results of operations and cash flow.

Recently disposed businesses may expose ICI to costs that could have an adverse effect on its results of operations, cash flow and financial condition.

In recent years, ICI has carried out a programme of strategic disposals, in the course of which it has given to other parties in those transactions certain indemnities, warranties and guarantees, including indemnities, warranties and guarantees relating to known and potential latent environmental, health and safety liabilities. There are also a number of contracts relating to businesses that ICI exited as part of its disposal programme which have not been novated to the purchasers of these businesses.

ICI’s original disposal of the Chlor-Chemicals business to Ineos Chlor included an agreement for ICI to provide Ineos Chlor with a £100m loan facility. As part of an overall refinancing package for Ineos Chlor, ICI agreed on 31 July 2003 to make available new funding of £60m alongside £45m of new funding from the Ineos Group and £50m of Regional Selective Assistance (“RSA”) from the UK Government. The new funding from ICI comprises a £30m cash contribution and additional loan finance of £30m. The terms of the £100m loan having been restructured, loan repayments are due by the end of 2010.

As a consequence of this, the £65m claim previously notified to ICI by Ineos Chlor in connection with the original sale of the business has been withdrawn.

In connection with the sale of the Group’s 50% interest in Teesside Gas Transportation Ltd and Teesside Power Ltd, the Group received counter guarantees from Enron Corp. for guarantees that it had given

(and which currently remain in place) for certain pipeline capacity and gas purchase contracts. While the two businesses for which ICI have provided these guarantees continue to operate normally, Enron Corp. has filed for Chapter 11 bankruptcy protection in the United States. As of 31 December 2003, the estimate of the Group’s maximum potential liability under these guarantees was £393m.

The extent to which ICI will be required in the future to incur costs under any of the indemnifications, warranties, guarantees or contracts discussed above or any similar contractual provision which the Group entered into in connection with its disposal programme, is not predictable and, if the Group should incur such costs, the costs could have an adverse effect on results of operations, cash flow and financial condition.

Risks associated with the Group’s international operations could adversely affect its results of operations.

ICI is an international business with operations located in over 50 countries and conducts business in many currencies. These operations are subject to the risks associated with international operations which include:

•	slowdown or recession in global, regional or national economic growth;

•	tariffs and trade barriers;

•	exchange controls;

•	fluctuations in national currencies;

•	social and political risks;

•	national and regional labour disputes;

•	required compliance with a variety of foreign laws, regulations and standards; and

•	the difficulty of enforcing legal claims and agreements through some foreign legal systems.

Furthermore, some of ICI’s businesses are subject to cyclical fluctuations in the industries and economies in which they operate. Finally, like all international businesses, ICI faces the risk of exposure when costs arise in a different currency than sales and the risk arising from the need to translate foreign currency denominated profits into pounds sterling, the Group’s reporting currency. Any of the risks discussed above could adversely affect its results of operations.

Economic, social and political conditions in developing economies could adversely affect the Group’s results of operations and future growth.

ICI has operations in many developing economies in Asia and Latin America, and its strategy includes continuing to expand its business in these regions. However, many developing economies have recent histories of economic, social and political instability brought about by a number of factors, including unexpected changes in local laws, regulations and standards, substantial depreciation and volatility in national currencies, the imposition of trade barriers, and wage and price controls. In particular, ICI’s businesses in Argentina and Brazil have been, and may continue to be, affected by recent economic conditions in those countries. Any of these factors could adversely affect ICI’s results of operations and future growth.

ICI’s exposure to consumer markets exposes it to legal risks, regulation and potential liabilities from product liability claims asserted by consumers which could have an adverse effect on results of operations and financial condition.

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shareholder information continued

A significant proportion of the Group’s products is sold directly or indirectly to end-user consumers, even if the Group does not itself provide these products directly to consumers. This exposure to consumer markets exposes the Group to legal risks, regulation by relevant authorities and potential liabilities to consumers of these products, which may not be covered by the Group’s existing insurance coverage or may exceed its insurance coverage. Any of these factors could have an adverse effect on the Group’s results of operations and financial condition.

Certain companies in the Group are defendants in various lawsuits which, if successfully asserted against them, could have an adverse effect on its results of operations and financial condition.

Certain companies in the Group are defendants in various lawsuits. These lawsuits concern issues such as alleged product liability, contract disputes and property damage matters. For a more detailed discussion of these lawsuits, see note 39 to the consolidated financial statements.

The Glidden Company (“Glidden”), a wholly owned subsidiary of ICI, is a defendant, along with other former lead paint and pigment producers as well as other lead product manufacturers and their trade associations, in a number of lawsuits in the United States. These suits seek damages for alleged personal injury caused by lead-based paint or the costs of removing lead-based paint. An alleged predecessor of Glidden manufactured lead pigments until the 1950s and lead-based consumer paint until the 1960s. Glidden is unable to quantify the amount being claimed although the suits are likely to involve substantial claims for damages. Rulings adverse to Glidden or other defendants could lead to additional claims.

The successful assertion of claims made under these or other current or future lawsuits could have an adverse effect on the Group’s results of operations and financial condition.

Violations of environmental, health and safety and other laws, regulations and standards could restrict the Group’s operations, expose it to liability, increase its costs and have an adverse effect on its results of operations, cash flow and financial condition.

ICI is subject to a broad range of laws, regulations and standards in each of the jurisdictions where it operates, relating to pollution, the health and safety of employees, protection of the public, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. These regulations and standards are becoming increasingly stringent.

In the ordinary course of business ICI is subject to inspections and monitoring by the appropriate enforcement authorities. ICI also requires relevant permits and approvals for its operations which require compliance with their terms and which may be subject to renewal, modification and, in some circumstances, revocation.

It is the Group’s policy to require that its subsidiaries comply with relevant laws, regulations and standards. However, violations of applicable laws, regulations and standards, in particular provisions of environmental, health and safety laws (including spills or other releases of hazardous substances to the environment) or of permit or approval requirements, could result in restrictions on the operation of the Group’s facilities, damages, fines or other sanctions, increased costs of compliance as well as reputational damage. ICI is also subject to environmental laws and regulations, principally in respect of soil and groundwater remediation, that in the future may require it to take action to correct effects on the environment of prior disposal or release of chemical substances by the Group or other parties.

ICI has established provisions in respect of future environmental, health and safety liabilities that are not covered by enforceable indemnities from third parties, for which expenditure is probable and the cost of which can be estimated within a reasonable range of outcomes. These actual and potential liabilities, however, are inherently difficult to predict and to quantify. Existing provisions could therefore be inadequate to cover these liabilities, and additional costs to meet such actual and potential obligations could have an adverse effect on the Group’s results of operations, cash flow and financial condition.

ICI has given undertakings and guarantees relating to pension funds, including the solvency of the ICI UK Pension Fund, which could have an adverse effect on its results of operations and cash flow.

ICI provides retirement benefits for the majority of its former and current employees through a variety of defined benefit and defined contribution schemes. These include the ICI UK Pension Fund, which is ICI’s largest defined benefit scheme and which, at 31 December 2003, had liabilities of approximately £6.8bn. This fund accounts for approximately 85% of ICI’s retirement benefit schemes by asset value and projected benefit terms and covers approximately 78,000 former and current employees in the UK. The Group currently has 35,030 employees worldwide. ICI has guaranteed the solvency of the ICI UK Pension Fund.

On 16 October 2003, ICI announced the completion of the triennial valuation of the ICI UK Pension Fund (“Fund”). The valuation concluded that as of 31 March 2003, the ICI UK Pension Fund had a deficit for funding purposes of £443m and a solvency ratio of 93%, compared with a deficit of £148m and a solvency ratio of 98% as of 31 March 2000.

ICI has agreed to make top-up contributions to the Fund of £62m per year for nine years from 2004, and to provide an asset-backed guarantee, via a wholly owned subsidiary specifically incorporated to provide the guarantee, for £250m to support its commitments to the Fund. Such asset backed guarantee will be secured by way of fixed and floating charge over the assets of the subsidiary. These arrangements replace the previous schedule of six annual top-up payments of £30m that was agreed in 2000.

At 31 December 2003, over 75% of the Fund’s assets were invested in fixed-income securities. The balance of the Fund’s assets were invested almost exclusively in equities.

Accordingly, ICI is exposed to the financial performance of its retirement benefit schemes and particularly to the financial performance of the ICI UK Pension Fund. In certain circumstances, ICI may be required to increase its top-up contributions to the ICI UK Pension Fund. This could have an adverse impact on the Group’s results of operations and cash flow.

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Incorporation of the Company
Imperial Chemical Industries PLC was originally incorporated in the United Kingdom and registered in England, under the Companies Acts, 1908 to 1917 on 7 December 1926 as a limited company. It was re-registered under the Companies Acts, 1948 to 1980 as a public limited company on 30 June 1981.

Registered Office
20 Manchester Square London W1U 3AN
Telephone +44(0)20 7009 5000

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Documents on display – Securities and Exchange Commission
ICI files annual, semi-annual and special reports and other information with the SEC. Any document that ICI files may be read and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, USA. Please call the SEC at +1–800–732–0330 for further information or view reports filed since 4 November 2002 online at www.sec.gov.

Exchange rates
The following table sets forth, for the years, months and dates indicated, the noon buying rate in New York City for cable transfers in pounds sterling as certified by the Federal Reserve Bank of New York for customs purposes (the “noon buying rate”):

	Highest	Lowest	Average	At
	rate	rate	rate	31 Dec
	during	during	during
US$ to pound sterling (£) (1)	period	period	period
Year			(2) (3)	(2)

1999	1.68	1.55	1.62	1.62

2000	1.65	1.40	1.51	1.50

2001	1.50	1.37	1.44	1.45

2002	1.61	1.41	1.50	1.61

2003	1.78	1.55	1.64	1.78

2003

August	1.62	1.57

September	1.66	1.57

October	1.70	1.66

November	1.72	1.67

December	1.78	1.72

2004

January	1.85	1.79

February (as of 9 February)	1.86	1.82

The noon buying rate on 9 February 2004 was $1.86 = £1

(1)	All figures have been taken directly or derived from figures released through the Public Information Office of the Federal Reserve in Washington, D.C. or New York City.
(2)	The noon buying rate on such dates differed from the rates used in preparation of the Group’s financial statements as of such dates.
(3)	The average is the average of the noon buying rate on the last day of each month during the period indicated.

Fluctuations in the exchange rate between the pound sterling and the US dollar will affect the US dollar equivalent of the pound sterling prices of the Ordinary Shares of Imperial Chemical Industries PLC on the London Stock Exchange and, as a result, will affect the market prices of ADSs on the New York Stock Exchange. Cash dividends, if any, will be paid by the Company in respect of Ordinary Shares in pounds sterling, and exchange rate fluctuations will affect the US dollar amounts received by holders of ADSs on conversion by the Depositary of such dividends.

A substantial proportion of the Group’s assets, liabilities, revenues and expenses are denominated in currencies other than pounds sterling. Accordingly, fluctuations in the value of the pound sterling relative to other currencies can have a significant effect on the translation into sterling of non-sterling assets, liabilities, revenues and expenses (see Operating and financial review, pages 22 and 23).

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definitions

In this document the following words and expressions shall, unless the context otherwise requires, have the following meanings:

ADR	American Depositary Receipt evidencing title to an ADS

ADS	American Depositary Share representing four underlying Ordinary Shares of Imperial Chemical Industries PLC

bn	billion – 1,000 million

Company	Imperial Chemical Industries PLC

Comparable performance	References to “comparable” performance excludes the effect of currency translation differences and the impact of acquisitions and divestments on the results reported by the International Businesses.
Performance is measured on a consistent basis over two or more financial periods. Comparable results for both 2003 and 2002 are translated at constant exchange rates, which equate to the annual average exchange rates for 2002 and exclude the results of divested businesses and the impact of acquired businesses from the relevant periods.

Demerger	The Demerger of Zeneca Limited and its subsidiaries from the ICI Group

Depositary	JPMorgan Chase Bank, as depositary under the deposit agreement pursuant to which the ADRs are issued

Directors	The Directors of Imperial Chemical Industries PLC

EBIT	Profit on ordinary activities before interest and taxation

Earnings before interest, tax,
depreciation and amortisation (EBITDA)	ICI defines EBITDA as operating profit before interest, tax, depreciation and goodwill amortisation.
ICI’s total depreciation before exceptional asset write-downs was £191m (2002 £196m; 2001 £209m).
Management believes EBITDA and related measures of cash flow serve as important financial indicators.
However, EBITDA should not be considered in isolation, or as an alternative to operating or net income or cash flows from operating activities, in each case, determined in accordance with UK or US GAAP as appropriate.

Effective tax rate	Effective tax rate is calculated as taxation (excluding tax on exceptional items) divided by profit before tax, before exceptional items and goodwill amortisation.

ESOP	Employee Share Ownership Plan

FRS	Financial Reporting Standard (UK)

ICI, ICI Group or the Group	Imperial Chemical Industries PLC and its subsidiaries

Interest cover	Calculations of interest cover are based on the sum of ICI’s operating profit before exceptional items and goodwill amortisation and net associate company income (associate trading profit less associate interest) divided by ICI’s interest cost (excluding associate interest).

London Stock Exchange	London Stock Exchange plc

m	million

Ordinary Shares	Ordinary shares of £1 each in the capital of Imperial Chemical Industries PLC pound sterling, £,
pence or p	Refers to units of UK currency

SEC	The United States Securities and Exchange Commission

SFAS	Statement of Financial Accounting Standards (US)

Trading profit	ICI defines trading profit as operating profit before exceptional items and goodwill amortisation.

Trading margin	Trading margin is calculated as trading profit, expressed as a percentage of sales.

UK or United Kingdom	United Kingdom of Great Britain and Northern Ireland

US dollar, dollar, US$ or $	Refers to units of US currency

USA or US or United States	United States of America

Zeneca	(a)
in relation to the period prior to the Demerger becoming effective, the pharmaceuticals, agricultural chemicals, seeds, specialty chemical and biological products businesses and companies transferred by the ICI Group to Zeneca Limited; and

(b) in relation to the period after the Demerger becoming effective, Zeneca Group PLC and its subsidiaries

Figures in parentheses in tables and financial statements are used to represent negative numbers.

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definitions continued

Definitions used in computation of Group Financial Targets

Comparable sales (Group)	Group sales excluding the effects of currency translation differences and the impact of acquisitions and divestments.

Trading margin (Group)	Group trading profit expressed as a percentage of sales.

Group earnings per Ordinary Share	Group profit after tax and minority interests (before exceptional items and goodwill amortisation)
divided by the weighted average number of shares in issue (less the weighted average number of shares held by the Group’s employee share plans) during the period.

Return on average net assets (RONA)	Trading profit as a percentage of average net operating assets excluding goodwill.

Return on capital employed (ROCE)	Group trading profit after goodwill amortisation, before exceptional items, after restructuring amortisation and after tax divided by average (net operating assets + net operating exceptional items); expressed as a percentage.

Notes:
(i) Cash expenditure on restructuring is capitalised in each year that expenditure occurs and is then amortised over three years starting on 1 January following the year of the expenditure.

(ii) A tax charge is applied to the Group trading profit (before goodwill amortisation and after restructuring amortisation) using the Group’s effective tax rate for the year (2003: 29%, 2002:
29%). The Group’s effective tax rate is calculated as taxation (excluding tax on exceptional items) divided by profit before tax, before exceptional items and goodwill amortisation.

Net operating assets	Tangible fixed assets plus goodwill on acquisitions plus operating working capital.

(i) Goodwill on acquisitions relates to goodwill capitalised on the Group balance sheet and, therefore, excludes goodwill arising prior to 31 December 1997 (largely that arising on the acquisition of the Unilever Speciality Chemical businesses) which has been charged directly to reserves.

Net operating exceptional items	For financial ratio calculation purposes only, this is defined as: Asset write downs arising on restructuring plus cash cost of restructuring before tax and after amortisation: for financial ratio purposes only, cash expenditure is capitalised in each year that expenditure occurs and is then amortised over three years starting on 1 January following the year of expenditure.

Group cash flow before acquisitions	Group cash flow before use of liquid resources and financing and add back cash flow on acquisitions less cash loans to associates and other investments.

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